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                                                             DRAFT DATE: 1/13/98
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                      AMENDED AND RESTATED CREDIT AGREEMENT

                         dated as of December 31st, 1997

                                  by and among

               NORTHLAND CABLE PROPERTIES SIX LIMITED PARTNERSHIP

                                  as Borrower,

                         the Lenders referred to herein,

                                       and

                           FIRST UNION NATIONAL BANK,
                            as Administrative Agent,


                                       and

                       FIRST UNION CAPITAL MARKETS CORP.,
                                   as Arranger




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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS........................................................................1

SECTION 1.1  Definitions.....................................................................1

SECTION 1.2  General........................................................................14

SECTION 1.3  Other Definitions and Provisions...............................................14

ARTICLE II REVOLVING CREDIT FACILITY........................................................14

SECTION 2.1  Revolving Credit Loans.........................................................14

SECTION 2.2  Procedure for Advance of Revolving Credit Loans................................15

SECTION 2.3  Repayment of Revolving Credit Loans............................................15

SECTION 2.4  Revolving Credit Notes.........................................................16

SECTION 2.5  Permanent Reduction of the Revolving Credit Commitment.........................16

SECTION 2.6  Termination of Revolving Credit Facility.......................................17

SECTION 2.7  Use of Proceeds................................................................17

SECTION 2.8  Security.......................................................................17


ARTICLE III TERM LOAN FACILITY..............................................................17

SECTION 3.1  Term Loan and Use of Proceeds..................................................17

SECTION 3.2  Procedure for Advance of Term Loan.............................................17

SECTION 3.3  Repayment of Term Loan.........................................................18

SECTION 3.4  Optional Prepayments of Term Loan..............................................18

SECTION 3.5  Mandatory Prepayments of Term Loan.............................................18

SECTION 3.6  Term Notes.....................................................................19
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SECTION 3.7   Security......................................................................20


ARTICLE IV GENERAL LOAN PROVISIONS..........................................................20

SECTION 4.1.  Interest......................................................................20

SECTION 4.2.  Notice and Manner of Conversion or Continuation of Loans......................23

SECTION 4.3   Commitment Fees...............................................................23

SECTION 4.4   Manner of Payment.............................................................24

SECTION 4.5   Crediting of Payments and Proceeds............................................25

SECTION 4.6.  Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption
               by Administrative Agent......................................................25

SECTION 4.7.  Changed Circumstances.........................................................26

SECTION 4.8.  Indemnity.....................................................................27


ARTICLE V CLOSING, CONDITIONS OF CLOSING AND BORROWING......................................29

SECTION 5.1.  Closing.......................................................................29

SECTION 5.2   Conditions to Closing and Initial Loans.......................................29

SECTION 5.3.  Conditions to All Loans.......................................................34


ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BORROWER.......................................35

SECTION 6.1.  Representations and Warranties................................................35

SECTION 6.2   Survival of Representations and Warranties, Etc...............................43


ARTICLE VII FINANCIAL INFORMATION AND NOTICES...............................................43

SECTION 7.1   Financial Statements and Projections..........................................43

SECTION 7.2   Officer's Compliance Certificate..............................................44

SECTION 7.3   Accountants' Certificate......................................................44

SECTION 7.4.  Other Reports.................................................................44

SECTION 7.5   Notice of Litigation and Other Matters........................................45
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ARTICLE VIII AFFIRMATIVE COVENANTS..........................................................46

SECTION 8.1   Preservation of Existence and Related Matters.................................46

SECTION 8.2.  Maintenance of Property.......................................................46

SECTION 8.3   Insurance.....................................................................47

SECTION 8.4   Accounting Methods and Financial Records......................................47

SECTION 8.5   Payment and Performance of Obligations........................................47

SECTION 8.6   Compliance With Laws and Approvals............................................47

SECTION 8.7   Environmental Laws............................................................47

SECTION 8.8   Compliance with ERISA.........................................................48

SECTION 8.9   Compliance With Agreements....................................................48

SECTION 8.10  Conduct of Business...........................................................48

SECTION 8.11  Visits and Inspections........................................................48

SECTION 8.12  Interest Rate Protection......................................................49

SECTION 8.13  Additional Collateral.........................................................49

SECTION 8.14  Further Assurances............................................................49


ARTICLE IX FINANCIAL COVENANTS..............................................................50

SECTION 9.1   Maximum Leverage Ratio........................................................50

SECTION 9.3   Fixed Charge Ratio............................................................50

SECTION 9.4   Maximum Capital Expenditures..................................................50


ARTICLE X NEGATIVE COVENANTS................................................................51

SECTION 10.1. Limitations on Debt...........................................................51

SECTION 10.2   Limitations on Contingent Obligations........................................52

SECTION 10.3   Limitations on Liens.........................................................52

SECTION 10.4   Limitations on Loans, Advances, Investments and Acquisitions.................53
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SECTION 10.5  Limitations on Mergers and Liquidation........................................54

SECTION 10.6  Limitations on Sale of Assets.................................................54

SECTION 10.7  Limitations on Distributions; Organizational Structure........................54

SECTION 10.8  Limitations on Exchange and Issuance of Equity................................55

SECTION 10.9  Transactions with Affiliates..................................................55

SECTION 10.10 Certain Accounting Changes....................................................55

SECTION 10.11 Restrictive Agreements........................................................55

SECTION 10.12 Management Fees...............................................................55

SECTION 10.13 Amendments; Payments and Prepayments of Subordinated Debt.....................55

SECTION 10.14 Other Amendments..............................................................56


ARTICLE XI DEFAULT AND REMEDIES.............................................................56

SECTION 11.1  Events of Default.............................................................56

SECTION 11.2  Remedies......................................................................58

SECTION 11.3  Rights and Remedies Cumulative; Non-Waiver; etc...............................59

SECTION 11.4  Consents......................................................................59


ARTICLE XII THE ADMINISTRATIVE AGENT........................................................59

SECTION 12.1 Appointment....................................................................60

SECTION 12.2  Delegation of Duties..........................................................60

SECTION 12.3  Exculpatory Provisions........................................................60

SECTION 12.4 Reliance by Administrative Agent...............................................60

SECTION 12.5  Notice of Default.............................................................61

SECTION 12.6  Non-Reliance on the Administrative Agent and Other Lenders....................61

SECTION 12.7  Indemnification...............................................................62

SECTION 12.8  The Administrative Agreement in Its Individual Capacity.......................62
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SECTION 12.9  Resignation of Administrative Agent; Successor Administrative Agents..........62


ARTICLE XIII MISCELLANEOUS..................................................................63

SECTION 13.1  Notices.......................................................................63

SECTION 13.2  Expenses......................................................................64

SECTION 13.3  Set-off.......................................................................64

SECTION 13.4  Governing Law.................................................................64

SECTION 13.5  Consent to Jurisdiction.......................................................65

SECTION 13.6  Waiver of Jury Trial; Binding Arbitration.....................................65

SECTION 13.7  Reversal of Payments..........................................................66

SECTION 13.8  Injunctive Relief.............................................................66

SECTION 13.9  Accounting Matters............................................................66

SECTION 13.10 Successors and Assigns; Participation.........................................66

SECTION 13.11 Amendments, Waivers and Consents..............................................69

SECTION 13.12  Performance of Borrower's Duties.............................................70

SECTION 13.13  Indemnification..............................................................70

SECTION 13.14 All Powers Coupled with Interest..............................................70

SECTION 13.15  Survival of Indemnities......................................................70

SECTION 13.16  Titles and Captions..........................................................70

SECTION 13.17  Severability of Provisions...................................................70

SECTION 13.18 Counterparts..................................................................71

SECTION 13.19 Term of Agreement.............................................................71

SECTION 13.20  Adjustments..................................................................71

SECTION 13.21  Inconsistencies with Other Documents; Independent Effect of Covenants........71

SECTION 13.22  Recourse Loans...............................................................71
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EXHIBITS
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
Exhibit A                    -      Form of Revolving Credit Note
Exhibit B                    -      Form of Term Note
Exhibit C-I                  -      Form of Notice of Revolving Credit Loan Borrowing
Exhibit C-II                 -      Form of Notice of Term Loan Borrowing
Exhibit D-I                  -      Form of Notice of Conversion/Continuation
Exhibit D-II                 -      Form of Notice of Pre-Payment
Exhibit E                    -      Form of Officer's Compliance Certificate
Exhibit F                    -      Form of Assignment and Acceptance
Exhibit G                    -      Form of Borrower Security Agreement
Exhibit H                    -      Form of Pledge Agreement
Exhibit I                    -      Form of Guaranty Agreement
Exhibit J                    -      Form of Notice of Account Designation

SCHEDULES

Schedule 1                   -      Lenders and Commitments
Schedule 6.1(a)              -      Jurisdictions of Organization and Qualification to Do
                                    Business as Foreign Entity
Schedule 6.1(b)              -      Subsidiaries of the Borrower and Capitalization of the
                                    Borrower
Schedule 6.1(d)              -      Governmental Approvals
Schedule 6.1(j)              -      ERISA Plans
Schedule 6.1(m)              -      Material Contracts
                             -      Employment, Non-Compete, Investment and Shareholder
                                    Agreements
Schedule 6.1(v)              -      Liens
Schedule 6.1(w)              -      Debt and Contingent Obligations
Schedule 6.1(x)              -      Litigation
Schedule 6.1(y)              -      FCC Licenses
Schedule 10.4                -      Loans, Advances and Investments

                      AMENDED AND RESTATED CREDIT AGREEMENT

        AMENDED AND RESTATED CREDIT AGREEMENT, dated as of the 31st day of December, 1997, by and among NORTHLAND CABLE PROPERTIES SIX LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of Washington (the "Borrower"), the Lenders who are or may become a party to this Agreement (collectively, the "Lenders"), FIRST UNION NATIONAL BANK, a national banking association, as Administrative Agent for the Lenders and FIRST UNION CAPITAL MARKETS CORP., a North Carolina corporation, as Arranger (the "Arranger").

                              STATEMENT OF PURPOSE

        The Borrower, the Lenders party thereto (the "Original Lenders") and the Administrative Agent entered into a Credit Agreement dated as of February 16, 1993, (as amended prior to the Closing Date, the "Original Credit Agreement") pursuant to which the Original Lenders agreed to make certain extensions of credit to the Borrower under the terms and conditions set forth therein.

        The Borrower has entered into an Acquisition Agreement (as defined in Section 1.1) pursuant to which the Borrower has agreed to purchase certain cable assets of InterMedia (as defined in Section 1.1).

        The Borrower, the Lenders and the Administrative Agent desire to amend and restate the Original Credit Agreement in its entirety pursuant to the terms of this Agreement in order to, among other things, increase the Commitment.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

        "Acquisition Agreement" shall mean the collective reference to that certain Asset Purchase and Sale Agreement dated as of August 27, 1997, by and among InterMedia, Robin Cable Systems, L.P., and Northland Cable Television, Inc. and that certain Assignment and Assumption of Asset Purchase and Sale Agreement dated as of October 27, 1997, between Northland Cable Television, Inc. and Northland Cable Properties Six Limited Partnership.

        "Administrative Agent" shall mean First Union in its capacity as administrative agent hereunder and any successor thereto appointed pursuant to
Section 12.9.

        "Administrative Agent's Office" means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1.


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        "Administrative General Partner" means FN Equities Joint Venture, a joint venture organized under the laws of the State of California whose sole partners are FN Equities, Inc. and John S. Simmers, in its capacity as Administrative General Partner under the Partnership Agreement.

        "Affiliate" means, with respect to the Borrower and its Subsidiaries, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Borrower or any of its Subsidiaries. The term control means
(a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Agreement" means this Amended and Restated Credit Agreement, as may be further amended, restated or otherwise modified from time to time.

        "Annualized Operating Cash Flow" means, at any date of determination, Operating Cash Flow for the fiscal quarter ending on or immediately prior to such date of determination, times four.

        "Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

        "Applicable Margin" shall have the meaning assigned thereto in Section 4.1(c).

        "Assignment and Acceptance" shall have the meaning assigned thereto in
Section 13.10.

        "Base Rate" means, at any time, the higher of (a) the Prime Rate or (b) the Federal Funds Rate, as determined by the Administrative Agent, plus 1/2 of 1%.

        "Base Rate Loan" means any Loan bearing interest at a rate determined with reference to the Base Rate as provided in Section 4.1(a) hereof

        "Borrower" means Northland Cable Properties Six Limited Partnership, in its capacity as borrower hereunder.

        "Borrower Management Agreement" means that certain Management Agreement by and between the Borrower and the Managing General Partner dated October 10, 1986, as amended, restated or otherwise modified in accordance with the terms thereof and as may be further amended, restated or otherwise modified in accordance with the terms hereof

        "Borrower Security Agreement" means the Amended and Restated Security Agreement of even date herewith executed by the Borrower, as debtor, in favor of the Administrative Agent


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for the ratable benefit of the Administrative Agent and the Lenders substantially in the form of Exhibit G attached hereto, as amended, restated or otherwise modified.

        "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in U.S. Dollar deposits in the London interbank market.

        "CATV Franchise" means, collectively with respect to the Borrower and its Subsidiaries, (a) any franchise, license, permit, agreement or easement granted by any political jurisdiction or unit or other local, state or federal franchising authority pursuant to which a Person has the right or license to operate a CATV System and (b) any law, regulation, ordinance, agreement or other instrument or document setting forth all or any part of the terms of any franchise, license, permit, agreement or easement described in clause (a) of this definition.

        "CATV System" means any cable distribution system owned or acquired by the Borrower or any of its Subsidiaries which receives audio, video, digital, other broadcast signals or information or telecommunications by cable, optical, antennae, microwave or satellite transmission and which amplifies and transmits such signals to Persons who receive such signals.

        "Capital Asset" means, with respect to the Borrower and its Subsidiaries, any asset that would, in accordance with GAAP, be required to be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

        "Capital Expenditures" means, with respect to the Borrower and its Subsidiaries for such period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period (excluding the InterMedia Purchase), determined in accordance with GAAP.

        "Capital Lease" means, with respect to the Borrower and its Subsidiaries, any lease of any property that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

        "Closing Date" means the date of this Agreement.

        "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

        "Collateral" means all the assets, property and interests in property of the Borrower or any Subsidiary, whether now owned or hereafter acquired, that shall, from time to time, secure the Obligations including, without limitation, the collateral described in the Security Documents and any property or interest provided in addition to or in substitution for any of the foregoing.


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        "Commitment" means the collective reference to the total amount of the
(a) Revolving Credit Commitment and (b) Term Loan Commitment.

        "Commitment Percentage" means, as to the respective Commitment of any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) all such Commitments of all Lenders.

        "Consolidated" means, with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

        "Contingent Obligations" means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

        "Debt" means, with respect to the Borrower and its Subsidiaries at any date, the sum of the following calculated in accordance with GAAP and without duplication: (a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of business not more than ninety (90) days past due, (c) all obligations of any such Person as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all Contingent Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any banker's acceptances issued for the account of any such Person
(g) all net obligations incurred by any such Person pursuant to Hedging Agreements and (h) all obligations of such Person with respect to any unfunded liabilities for all Pension Plans and Employee Benefit Plans.

        "Default" means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

        "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.


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        "Effective Date" means, that Business Day upon which each condition described in Article V shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent.

        "Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having total capital and surplus in excess of $500,000,000, (b) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $1,000,000,000, (c) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (d) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender or (e) any other Person that has been approved in writing as an Eligible Assignee by the Borrower and the Administrative Agent.

        "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

        "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

        "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

        "ERISA Affiliate" means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b) of ERISA.

        "Event of Default" means any of the events specified in Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

        "Excess Cash Flow" means for any Fiscal Year, the following calculated, without duplication for such period in accordance with GAAP: (a) Operating Cash Flow of the Borrower and its Subsidiaries for such period less (b) Fixed Charges for such period.

        "Existing Loans" shall have the meaning set forth in Section 5.1(b)(iv).

        "FCC" means the Federal Communications Commission or any successor Governmental Authority.


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

        "FCC License" means any license, permit, consent, certificate of compliance, approval, waiver or authorization granted or issued by the FCC.

        "Federal Funds Rate" means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published at 11:00 a.m. (Charlotte time) for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

        "First Union" means First Union National Bank, a national banking association, and its successors.

        "Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

        "Fixed Charges" means, with respect to the Borrower and its Subsidiaries, for any period, the following, without duplication, each calculated for such period in accordance with GAAP: (a) all principal payments or similar amounts required to be paid with respect to Total Funded Debt during such period (excluding mandatory prepayments for such period pursuant to Sections 2.5(b) and 3.5) plus (b) Interest Expense paid or payable in cash by the Borrower and its Subsidiaries during such period plus (c) all Capital Expenditures made by the Borrower and its Subsidiaries during such period, plus
(d) income and franchise taxes, to the extent actually paid during such period.

        "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Subsidiaries.

        "General Partners" means the collective reference to the Administrative General Partner and the Managing General Partner.

        "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities, including, without limitation, all FCC Licenses and CATV Franchises.

        "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including without limitation the FCC.


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

        "Guarantor" means any Subsidiary party to the Guaranty Agreement as a guarantor.

        "Guaranty Agreement" means any Guaranty Agreement executed pursuant to
Section 8.13 by a Subsidiary in favor of the Administrative Agent for the ratable benefit of the Administrative Agent and the Lenders substantially in the form of Exhibit I, as amended, restated or otherwise modified.

        "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law,
(d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties, (f) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance described in clauses (a) through (g) hereof, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

        "Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower under this Agreement, and any confirming letter executed pursuant to such agreement, all as amended, restated or otherwise modified.

        "Interest Expense" means, with respect to the Borrower and its Subsidiaries for any period, aggregate interest expense thereof with respect to Total Funded Debt (including, without limitation, interest expense attributable to Capital Leases) and, to the extent not included therein, fees and other charges payable with respect to all Debt (including fees and charges payable with respect to Hedging Agreements and similar investments but excluding the facility and structuring fees paid in connection with closing of the Loans), all determined on a Consolidated basis for such period in accordance with GAAP.

        "Interest Period" shall have the meaning assigned thereto in Section 4.1(b).

        "InterMedia" means InterMedia Partners of Carolina, L.P., a limited partnership organized under the laws of the State of California.

        "InterMedia Purchase" means the acquisition on or prior to the Effective Date by the Borrower of cable assets (including approximately 11,500 subscribers) in Allendale, Bennettsville, Barnwell, and Bamberg, South Carolina from InterMedia pursuant to the terms of the Acquisition Agreement.


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

        "Lender" means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10.

        "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Commitment Percentage of the Loans.

        "Leverage Ratio" shall have the meaning assigned thereto in Section 9.1.

        "LIBOR" means the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period commencing on the first day of such Interest Period appearing on Telerate Page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not available, then "LIBOR" shall be determined by the Administrative Agent to be the arithmetic average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%) of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent (or the Administrative Agent's London branch) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Loan.

        "LIBOR Rate" means (a) LIBOR divided by (b) one (1) minus the Reserve Percentage.

        "LIBOR Rate Loan" means any Loan bearing interest at a rate determined with reference to the LIBOR Rate as provided in Section 4.1(a) hereof.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

        "Loan" means any Revolving Credit Loan and any Term Loan made to the Borrower pursuant to Articles II and III, and all such Loans collectively as the context requires.

        "Loan Documents" means, collectively, this Agreement, the Notes, the Security Documents, any Hedging Agreement with a Lender, any lockbox or cash management agreements with a Lender and each other document, instrument and agreement executed and delivered by the Borrower, in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as amended, restated or otherwise modified.

        "Management Fees" means all fees or charges (including any interest thereon) and other amounts payable to the Managing General Partner pursuant to the Management Agreement.

        "Managing General Partner" means Northland Communications Corporation, a corporation organized under the laws of the State of Washington, in its capacity as Managing General Partner of the Borrower under the Partnership Agreement.

        "Material Adverse Effect" means, with respect to the Borrower or any of its Subsidiaries, a material adverse effect on the properties, business, prospects, operations or condition (financial or otherwise) of such Persons taken as a whole or the ability of any such Person to perform its obligations under the Loan Documents to which it is a party.

        "Material Contract" means (a) any contract, agreement or other instrument, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $250,000 or (b) any other contract, agreement or instrument, written or oral, of the Borrower or any of its Subsidiaries, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

        "Maximum Rate" shall have the meaning assigned thereto in Section
4.1(f).

        "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions within the preceding six years.

        "Net Income" means, with respect to the Borrower and its Subsidiaries for any period, the Consolidated net income (or loss) thereof for such period determined in accordance with GAAP; provided, that there shall be excluded from net income (or loss): the income (or loss) of any Person (other than Wholly-Owned Subsidiaries of the Borrower) in which the Borrower has an ownership interest.

        "Net Proceeds" shall have the meaning assigned thereto in Section
3.5(a).

        "Notes" means the Revolving Credit Notes or the Term Notes, or any combination thereof, "Note" means any of such Notes.

        "Notice of Account Designation" shall have the meaning assigned thereto in Section 2.2(b).

        "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 4.2.

        "Notice of Pre-Payment" shall have the meaning assigned thereto in
Section 2.3(c).

        "Notice of Revolving Credit Loan Borrowing" shall have the meaning assigned thereto in Section 2.2(a).

        "Notice of Term Loan Borrowing" shall have the meaning assigned thereto in Section 3.2.

        "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) all payment and other obligations owing by the Borrower to any Lender under any Hedging Agreement and (c) all other fees and commissions (including attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lenders or to the Administrative Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, liquidated or unliquidated, and whether or not evidenced by any note, in each case under or in respect of this Agreement, any Note or any of the other Loan Documents.

        "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 7.2.

        "Operating Cash Flow" means, with respect to the Borrower and its Subsidiaries for any period, the following, each calculated on a Consolidated basis for such period without duplication in accordance with GAAP: (a) Net Income, plus (b) to the extent deducted in determining Net Income (i) income and franchise taxes, (ii) Interest Expense and (iii) amortization and depreciation and other similar non-cash charges and (iv) accrued but unpaid Management Fees less (c) to the extent included in Net Income and not realized in the ordinary course of business the sum of (i) Interest Expense, (ii) non-cash, non-operating income and (iii) any items of gain (or plus any noncash items of loss). In the case of any Permitted Acquisition or sale by the Borrower or any Subsidiary during any period of calculation, the definition of Operating Cash Flow shall be adjusted to give effect to such acquisition or sale, as if such acquisition or sale occurred on the first day of the period.

        "Original Credit Agreement" shall have the meaning set forth in paragraph one of the Statement of Purpose.

        "Other Taxes" shall have the meaning assigned thereto in Section 4.9(b).

        "Partnership Agreement" means that certain Amended and Restated Certificate and Agreement of Limited Partnership of the Borrower dated November 3, 1986, as amended, restated or otherwise modified in accordance with the terms thereof and as may be further amended, restated or otherwise modified in accordance with the terms hereof.

        "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

        "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or
Section 412 of the Code and which (a) is maintained for employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.

        "Permitted Acquisition" shall mean an acquisition permitted pursuant to
Section 10.4.

        "Person" means an individual, corporation, partnership, association, trust, business trust,joint venture, limited liability company, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof specifically listed herein.

        "Pledge Agreement" means a Pledge Agreement executed pursuant to Section
8.13 by the Borrower, as debtor, in favor of the Administrative Agent for the ratable benefit of the Administrative Agent and Lenders, substantially in the form of Exhibit H, as amended, restated or otherwise modified.

        "Pole Agreement" means any pole attachment agreement or underground conduit use agreement entered into in connection with the operation of any CATV System.

        "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest rate charged to its customers or other banks.

        "Register" shall have the meaning assigned thereto in Section 13.10(d).

        "Required Lenders" means, at any date, any combination of Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the aggregate outstanding principal amount of the Loans or, if no Loans are at the time outstanding, any combination of Lenders whose Commitment Percentages aggregate at least sixty-six and two-thirds percent (66-2/3%).

        "Reserve Percentage" means the maximum daily arithmetic reserve requirement imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any changes in such reserve requirement becoming effective during the Interest Period. For purposes of calculating the Reserve Percentage, the reserve requirement shall be as set forth in Regulation D without benefit of credit for prorations, exemptions or offsets under Regulation D, and further without regard to whether or not any Lender elects to actually fund any Loan or portion thereof with Eurocurrency liabilities.

        "Revolving Credit Commitment" means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1 hereof, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans, as such amount may be reduced at any time or from time to time pursuant to the terms hereof. The Revolving Credit Commitment of all Lenders on the Effective Date shall be Eight Million Dollars ($8,000,000).

        "Revolving Credit Facility" means the revolving credit facility established pursuant to Article II hereof.

        "Revolving Credit Loans" means the revolving credit loans to be made to the Borrower pursuant to Section 2.1.

        "Revolving Credit Notes" means the separate Amended and Restated Revolving Credit Notes made by the Borrower payable to the order of each of the Lenders, substantially in the form of Exhibit A hereto, evidencing the Debt incurred by the Borrower pursuant to the Revolving Credit Facility, and any amendments, restatements and other modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

        "Revolving Credit Termination Date" means the earliest of the dates referred to in Section 2.6.

        "Security Agreements" means the collective reference to the Borrower Security Agreement and any Subsidiary Security Agreement.

        "Security Documents" means the collective reference to the Borrower Security Agreement and any Subsidiary Security Agreement, Pledge Agreement, Subordination Agreements and Guaranty Agreement executed and delivered pursuant to the terms hereof and each other agreement or writing pursuant to which the Borrower pledges or grants a security interest in the Collateral or other collateral securing the Obligations or such Person guaranties the payment and/or performance of the Obligations.

        "Solvent" means, as to any Person on a particular date, that such Person
(a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a present fair saleable value on a going concern basis, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

        "Subordinated Debt" means all Debt subordinated in right and time of payment and on other terms satisfactory to the Required Lenders.

        "Subsidiary" means, as to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

        "Subsidiary Security Agreement" means a Security Agreement of even date executed pursuant to Section 8.13 by a Subsidiary, as debtor, in favor of the Administrative Agent for the ratable benefit of the Administrative Agent and Lenders, substantially in the form of Exhibit G hereto, with such changes thereto as the Administrative Agent may reasonably request in order that such agreement shall secure the obligations of such Subsidiary under the Guaranty Agreement to which it is a party, as such security agreement may be amended, restated or otherwise modified.

        "Taxes" shall have the meaning assigned thereto in Section 4.9(a).

        "Term Loan" means the term loan to be made to the Borrower pursuant to
Section 3.1.

        "Term Loan Commitment" means (a) as to any Lender, the obligation of such Lender to make the Term Loan to the account of the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender's name on the signature pages hereof, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loan. The Term Loan Commitment of all Lenders as of the Closing Date shall be Twenty-Five Million Dollars ($25,000,000).

        "Term Loan Facility" means the term loan facility established pursuant to Article III hereof.

        "Term Loan Maturity Date" means December 31, 2000.

        "Term Notes" means the separate Amended and Restated Term Notes made by the Borrower payable to the order of each of the Lenders, substantially in the form of Exhibit B hereto, evidencing the Debt incurred by the Borrower pursuant to the Term Loan Facility, and any amendments, modifications and supplements thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

        "Termination Event" means: (a) a "Reportable Event" described in Section 4043 of ERISA; or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (g) the imposition of a Lien pursuant to
Section 412 of the Code or Section 302 of ERISA; or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under
Section 4042 of ERISA.

        "Total Funded Debt" means, with respect to the Borrower and its Subsidiaries at any date of determination and without duplication, all outstanding Debt thereof on a Consolidated basis.

        "Wholly-Owned" means, with respect to a Subsidiary, a Subsidiary all of the shares of capital stock or other ownership interests of which are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

        SECTION 1.2 General. All terms of an accounting nature not specifically defined herein shall have the meaning assigned thereto by GAAP. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

        SECTION 1.3 Other Definitions and Provisions.
        (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

        (b) Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II
                            REVOLVING CREDIT FACILITY

        SECTION 2.1  Revolving Credit Loans

        Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Effective Date through the Revolving Credit Termination Date as requested by the Borrower in accordance with the terms of Section 2.2; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment and (b) the principal amount of outstanding Revolving Credit Loans from any Lender to the Borrower shall not at any time exceed such Lender's Revolving Credit Commitment. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender's Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Termination Date.

        SECTION 2.2  Procedure for Advance of Revolving Credit Loans

        (a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice (or telephonic notice confirmed by written notice) in the form attached hereto as Exhibit C-1 (a "Notice of Revolving Credit Loan Borrowing") not later than 11:00 a.m. (Charlotte time) (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be with respect to LIBOR Rate Loans in an aggregate principal amount of $250,000 or a whole multiple of $100,000 in excess thereof and with respect to Base Rate Loans in an aggregate principal amount of $250,000 or a whole multiple of $100,000 in excess thereof, (C) whether the Revolving Credit Loans are to be LIBOR Rate Loans or Base Rate Loans (provided that LIBOR Rate Loans shall not be available until three (3) Business Days after the Effective Date, and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. Notices received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Revolving Credit Loan Borrowing. Any Notice of Revolving Credit Loan Borrowing delivered on the Effective Date shall request only Base Rate Loans.

        (b) Disbursement of Loans. Not later than 1:00 p.m. (Charlotte time) on the proposed borrowing date, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender's Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting such proceeds to a deposit account of the Borrower maintained with the Administrative Agent or by wire transfer to such account as may be requested by the Borrower pursuant to the most recent notice delivered to the Administrative Agent substantially in the form of Exhibit J (the "Notice of Account Designation"). Subject to Section 4.6 hereof, the Administrative Agent shall not be obligated to disburse the proceeds of any Revolving Credit Loan requested pursuant to this
Section 2.2 to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan.

        SECTION 2.3  Repayment of Revolving Credit Loans

        (a) Repayment on Revolving Credit Termination Date. The Borrower shall repay the outstanding principal amount of all Revolving Credit Loans in full, together with all accrued but unpaid interest thereon, on the Revolving Credit Termination Date.

        (b) Mandatory Repayment of Excess Revolving Credit Loans. If at any time the outstanding principal amount of all Revolving Credit Loans exceeds the Revolving Credit Commitment, the Borrower shall repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, the Revolving Credit Loans in an amount equal to such excess. Each such repayment shall be accompanied by accrued interest on the amount repaid and any amount required to be paid pursuant to Section 4.8 hereof.

        (c) Optional Repayments. The Borrower may at any time and from time to time repay the Revolving Credit Loans, in whole or in part, upon at least three
(3) Business Days' irrevocable notice to the Administrative Agent substantially in the form of Exhibit D-II (a "Notice of Pre-Payment"), specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $250,000 or a whole multiple of $100,000 in excess thereof with respect to LIBOR Rate Loans and $250,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans.

        (d) Limitation on Repayment of LIBOR Rate Loans. The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.8 hereof.

        SECTION 2.4 Revolving Credit Notes. Each Lender's Revolving Credit Loans and the obligation of the Borrower to repay such Revolving Credit Loans shall be evidenced by a Revolving Credit Note executed by the Borrower payable to the order of such Lender. Each Revolving Credit Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1.

        SECTION 2.5  Permanent Reduction of the Revolving Credit Commitment

        (a) The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, in whole at any time or in part from time to time, without premium or penalty, the Revolving Credit Commitment of the Lenders in an aggregate principal amount of not less than $250,000 or any whole multiple of $100,000 in excess thereof.

        (b) If at any time proceeds ("Excess Proceeds") remain after the prepayment of Term Loan pursuant to Section 3.5, the Revolving Credit Commitment shall be permanently reduced by an amount equal to the amount of such Excess Proceeds.

        (c) Each permanent reduction permitted or required pursuant to this
Section 2.5 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans of the Lenders after such reduction to the Revolving Credit Commitment as so reduced and by payment of accrued interest as of the date of any such payment on the amount of such repaid principal. Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Obligations and termination of the Revolving Credit Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such reduction may be made only on the last day of the then current Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.8 hereof.

        SECTION 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the earliest of (a) December 31, 2000, (b) the date of permanent reduction of the Revolving Credit Commitment to zero pursuant to Section 2.5 or (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).

        SECTION 2.7 Use of Proceeds. The Borrower shall use the proceeds of the Revolving Credit Loans (a) to the cash purchase price of the InterMedia Purchase and other Permitted Acquisitions and the acquisition of other Capital Assets and
(b) for working capital and general business requirements of the Borrower and its Subsidiaries, and (c) to refinance the existing facility under the Original Credit Agreement pursuant to the terms hereof and (d) to pay fees and expenses associated with the transactions contemplated hereby.

        SECTION 2.8 Security. The Obligations of the Borrower under the Revolving Credit Facility shall be secured as provided in the Security Documents.

                                   ARTICLE III
                               TERM LOAN FACILITY

        SECTION 3.1 Term Loan and Use of Proceeds. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make a Term Loan to the Borrower on the Effective Date to fund the cash purchase price of the InterMedia Purchase and for other purposes permitted by Section 2.7 hereof. The Term Loan shall be funded by each Lender in a principal amount equal to such Lender's Commitment Percentage of the total principal amount of the Term Loan requested on the Effective Date and the aggregate amount of the Term Loan shall be in a principal amount equal to such Lender's Term Loan Commitment.

        SECTION 3.2 Procedure for Advance of Term Loan. The Borrower shall give the Administrative Agent a Notice of Term Loan Borrowing in the form attached hereto as Exhibit C-II (the "Notice of Term Loan Borrowing") prior to 11:00 a.m. (Charlotte time) on the Effective Date requesting that the Lenders make the Term Loan as a Base Rate Loan on such date. To the extent any conversion of the applicable interest rate is effected pursuant to Section 4.2, each borrowing of a Base Rate Loan shall be in an aggregate principal amount of at least $250,000 or any integral multiple of $100,000 in excess thereof and each borrowing of a LIBOR Rate Loan shall be in an aggregate principal amount of $250,000 or any integral multiple of $100,000 in excess thereof. Upon receipt of such Notice of Term Loan Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Not later than 1:00 p.m. (Charlotte time) on the Effective Date, each Lender will make available to the Administrative Agent for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the amount of such Lender's Term Loan to be made on such date. The Borrower hereby irrevocably authorize the Administrative Agent to disburse the proceeds of each of the Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower pursuant to the Notice of Term Loan Borrowing.

        SECTION 3.3 Repayment of Term Loan. The Borrower shall repay the aggregate outstanding principal amount of the Term Loan in consecutive quarterly installments on the last day of each March, June, September, and December commencing March 31, 1999, based upon the following amortization schedule:

                      Payment Date                        Principal Installment
                      ------------                        ---------------------
                      March 31, 1999                              $312,500
                      June 30, 1999                                312,500
                      September 30, 1999                           312,500
                      December 31, 1999                            312,500
                      March 31, 2000                               625,000
                      June 30, 2000                                625,000
                      September 30, 2000                           625,000
                      December 31, 2000                         21,875,000
                      Total Principal
                      Installments                             $25,000,000
                                                               ===========

If not sooner paid, the Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

        SECTION 3.4 Optional Prepayments of Term Loan. The Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days prior written notice in the form of a Notice of Pre-Payment to the Administrative Agent, to prepay the Term Loan in whole or in part without premium or penalty except as provided below. Each optional prepayment of the Term Loan hereunder shall be in an aggregate principal amount of at least $250,000 or any whole multiple of $250,000 in excess thereof, shall be applied to the outstanding principal installments of the Term Loan and shall be accompanied by accrued interest on the amount prepaid through the date of prepayment and by any payment required under Section 4.8.

        SECTION 3.5  Mandatory Prepayments of Term Loan

        (a) Proceeds from the Disposition of Assets. The Borrower shall make mandatory principal prepayments on the Term Loan in an amount equal to the aggregate Net Proceeds, as defined below, from any sale or disposition of assets permitted under Section 10.6(c) and (d) to the extent that (i) the proceeds of such sale or disposition are not reinvested as permitted pursuant to this Agreement within six (6) months of such sale or disposition and (ii) the amount of the Net Proceeds from such sale or disposition exceeds $250,000. Such prepayment shall be made not later than the first (1st) Business Day which is six (6) months following the date of the consummation of any such transaction. As used herein, "Net Proceeds" means the gross proceeds received by the Borrower or any Subsidiary from any such transaction net of the reasonable costs thereof.

        (b) Insurance Proceeds. The Borrower shall make mandatory principal prepayments on the Term Loan in amounts equal to one hundred percent (100%) of the proceeds of any payment under any casualty insurance policy not applied within one hundred and twenty (120) days of receipt thereof toward the repair or replacement of the related assets covered thereby.

        (c) Excess Cash Flow. The Borrower shall make annual mandatory principal prepayments on the Term Loan in amounts equal to the percentage of Excess Cash Flow, if any, corresponding to the applicable Leverage Ratio as set forth below for each annual period ending on December 31 commencing with the annual period ending December 31, 1998. Annual Excess Cash Flow prepayments shall be due and payable on the date occurring one hundred and twenty days (120) after the close of each such annual period for which the corresponding Leverage Ratio shall be measured.

               Leverage Ratio                      Percentage of Excess Cash Flow
               --------------                      ------------------------------
               greater than or
               equal to 4.00 to 1.00                              50.0%

               less than 4.00 to 1.00
               but greater than or
               equal to 3.00 to 1.00                              25.0%

               less than 3.00 to 1.00                              0.0%

        (d) Manner of Payment. Each mandatory prepayment under Section 3.5 shall be applied to the outstanding principal balance of the Term Loan in the inverse order of maturity thereof . Each such prepayment shall be accompanied by accrued interest on the amount prepaid and by any payment required under Section 4.8 hereof.

        SECTION 3.6. Term Notes. Each Lender's Term Loan and the obligation of the Borrower to repay such Term Loan shall be evidenced by Term Notes. Each Term Note shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1.

        SECTION 3.7. Security. The Obligations of the Borrower under the Term Loan Facility shall be secured as provided in the Security Documents.

                                   ARTICLE IV
                             GENERAL LOAN PROVISIONS

        SECTION 4.1.  Interest

        (a) Interest Rate Options. Subject to the provisions of this Section 4.1, at the election of the Borrower, the principal balance of any Loan shall bear interest at either the Base Rate or the LIBOR Rate plus, in each case, the Applicable Margin as set forth below. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Revolving Credit Borrowing is given pursuant to Section 2.2 or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Each Loan bearing interest based on the Base Rate shall be a "Base Rate Loan", and each Loan bearing interest based on the LIBOR Rate shall be a "LIBOR Rate Loan". Any Loan as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan. No LIBOR Rate Loans shall be available until three (3) Business Days after the Effective Date.

        (b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 4.1(a), shall elect an interest period (each, an "Interest Period") to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3) or six
(6) months; provided that:

               (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

               (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the immediately succeeding Business Day; provided, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

               (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

               (iv) no Interest Period shall extend beyond the Revolving Credit Termination Date or the Term Loan Maturity Date, as applicable, and no Interest Period shall be selected by the Borrower which would result in the repayment of any LIBOR Rate Loan prior to the end of an Interest Period; and

               (v) there shall be no more than three (3) Interest Periods in effect at any time.

        (c) Applicable Margin. The Applicable Margin provided for in Section 4.1(a) with respect to the Loans (the "Applicable Margin") shall (i) on the Closing Date equal the percentages set forth in the certificate delivered pursuant to Section 5.2(e) and (ii) for each fiscal quarter thereafter be determined by reference to the Leverage Ratio as of the end of the fiscal quarter immediately preceding the delivery of the applicable Officer's Compliance Certificate as follows:

                                                   Applicable Margin Per Annum
               Leverage Ratio                      Base Rate + LIBOR Rate +
               --------------                      ---------------------------
               Equal to or greater than               1.000%        2.250%
               5.00 to 1.0.

               Equal to or greater than               0.750%        2.000%
               4.50 to 1.0 but less than
               5.00 to 1.0.

               Equal to or greater than               0.500%        1.750%

               4.00 to 1.00 but less than
               4.5 0 to 1.00

               Equal to or greater than               0.250%        1.500%
               3.50 to 1.00 but less than
               4.00 to 1.00

               Equal to or greater than
               3.00 to 1.00 but less than
               3.50 to 1.00                           0.000%        1.250%

               Less than 3.00 to 1.0.                 0.000%        1.000%

Adjustments, if any, in the Applicable Margin shall be made by the Administrative Agent upon the third (3rd) Business Day after receipt by the Administrative Agent of quarterly financial statements for the Borrower and its Subsidiaries and the accompanying Officer's Compliance Certificate setting forth the Leverage Ratio of the Borrower and its Subsidiaries as of the most recent fiscal quarter end. Subject to Section 4.1(d), in the event the Borrower fails to deliver such financial statements and certificate within the time required by Sections 7.1 and 7.2 hereof, the Applicable Margin shall be the highest Applicable Margin set forth above until the delivery of such financial statements and certificate.

        (d) Default Rate. Upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans (in each such case plus the Applicable Margin). Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

        (e) Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each fiscal quarter commencing March 31, 1998, and interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All LIBOR interest provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed. Interest with respect to each Base Rate Loan and the commitment fee referenced in Section 4.3(a) and any other rates and fees hereunder shall be computed on the basis of a 365/366-day year and assessed for the actual number of days elapsed.

        (f) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have contracted for, charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by

Applicable Law and the Lenders shall at the Administrative Agent's option promptly refund to the Borrower any interest received by Lenders in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender charge, receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of the maximum non-usurious rate that may be paid by the Borrower under Applicable Law.

        SECTION 4.2. Notice and Manner of Conversion or Continuation of Loans . Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third
(3rd) Business Day after the Effective Date all or any portion of their outstanding Base Rate Loans that are Term Loan in a principal amount equal to $250,000 or any whole multiple of $100,000 in excess thereof into one or more LIBOR Rate Loans that are Term Loan, (b) convert at any time all or any portion of their outstanding Base Rate Loans that are Revolving Credit Loans in a principal amount equal to $250,000 or any whole multiple of $100,000 in excess thereof into one or more LIBOR Rate Loans that are Revolving Credit Loans, and
(c) upon the expiration of any Interest Period, convert all or any part of their outstanding LIBOR Rate Loans into Base Rate Loans in a principal amount equal to $250,000 or a whole multiple of $100,000 in excess thereof or to continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit D-I (a "Notice of Conversion/Continuation") not later than 1 1:00 a.m. (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (i) the Loans to be converted or continued, and, in the case of a LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (ii) the effective date of such conversion or continuation (which shall be a Business Day), (iii) the principal amount of such Loans to be converted or continued, and (iv) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

        SECTION 4.3  Commitment Fees

        (a) Commitment Fee. Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent for the ratable account of the Lenders, a non-refundable commitment fee on the average daily unused portion of the Revolving Credit Commitment based on the rate set forth below:

               Leverage Ratio                      Commitment Fee
               Equal to or greater than            0.500%
               4.00 to 1.00

               Less than 4.00 to 1.00              0.375%

The Commitment fee shall be payable in arrears on the last Business Day of each fiscal quarter during the term of this Agreement and on the Termination Date. Such commitment fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders' respective Commitment Percentage. Adjustments, if any, in the Commitment Fee shall occur simultaneously with any corresponding change in the Applicable Margin pursuant to Section 4.1(c).

        (b) Administrative Agent's Fee. In order to compensate the Administrative Agent for administering the Loans and its other obligations hereunder, the Borrower agrees to pay to the Agent an annual fee commencing on the Closing Date and each anniversary thereof in accordance with the fee letter agreement referred to in Section 5.2(e)(iii).

        (c) Other Fees. In order to compensate First Union Capital Markets Corp. ("FUCMC") for structuring and syndicating the Loans, the Borrower agrees to pay thereto on the Closing Date the Arrangement Fee set forth in the separate fee letter between the Borrower, the Administrative Agent and FUCMC dated October 14, 1997, and in order to compensate the Lenders for providing their commitments, the Borrower agrees to pay on the Closing Date to the Administrative Agent for the account of each Lender the Facility Fee set forth in such fee letter.

        SECTION 4.4 Manner of Payment. Each payment (including repayments described in Articles II and III) by the Borrower on account of the principal of or interest on the Loans or of any fee or other amounts payable to the Lenders under this Agreement or any Note shall be made not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Administrative Agent for the account of the Lenders pro rata in accordance with their respective Commitment Percentages at the Administrative Agent's Office, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment the Administrative Agent shall credit each Lender's account with its pro rata share of such payment in accordance with such Lender's Commitment Percentage and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of Administrative Agent's fees or expenses shall be made for the account of the Administrative Agent. Subject to Section 4.1(b)(ii), if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

        SECTION 4.5 Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all Administrative Agent's fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Notes and any termination payments due in respect of a Hedging Agreement with any Lender (pro rata in accordance with all such amounts due) and then to the principal amount of the Notes.

        SECTION 4.6. Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by Administrative Agent . The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Sections 2.2(b) and 3.2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount of such Lender's Commitment Percentage of such borrowing, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such Lender's Commitment Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section 4.6 shall be conclusive, absent manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three
(3) Business Days of such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make its Commitment Percentage of any Loan available shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

        SECTION 4.7.  Changed Circumstances

        (a) Circumstances Affecting LIBOR Rate Availability. If, with respect to any Interest Period, the Administrative Agent or any Lender (after consultation with Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being offered to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist (which notification shall be given within thirty
(30) days after the Administrative Agent obtains actual knowledge that such circumstances no longer exist), the obligation of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan, shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

        (b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice (and, if available, a copy) thereof to the Administrative Agent and the Administrative Agent shall promptly give notice (and such copy, if applicable) to the Borrower and the other Lenders. Thereafter, until Administrative Agent notifies the Borrower that such circumstances no longer exist (which notification shall be given within thirty
(30) days after the Administrative Agent obtains actual knowledge that such circumstances no longer exist), (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

        (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Authority, central bank or comparable agency:

               (i) shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any LIBOR Rate Loan or any Note, or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any LIBOR Rate Loan or any Note, or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

               (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective

        Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any LIBOR Rate Loan or any Note;

and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan, then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Administrative Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 4.7(c); provided, that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. A certificate of the Administrative Agent setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall be conclusively presumed to be correct save for manifest error. Any Lender claiming compensation under this Section 4.7(c) shall notify the Borrower of any event occurring after the Closing Date entitling such Lender to such compensation as promptly as practicable (including, if available, a copy of the applicable request or directive relating to such compensation); provided that if such Lender fails to give such notice to the Administrative Agent within forty-five
(45) days after it obtains actual knowledge of such an event, such Lender shall, with respect to such compensation in respect of any costs resulting from such event, only be entitled to payment under this Section 4.7(c) for costs incurred from and after the date forty-five (45) days prior to the date that such Lender does give such notice.

        SECTION 4.8. Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain the Loans (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. Each Lender's calculations of any such loss or expense shall be furnished to the Borrower and shall be conclusive, absent manifest error.

        SECTION 4.9.  Taxes

        (a) Payments Free and Clear. Any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.9) such Lender or Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrower shall deliver to the Administrative Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.9(d).

        (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes (other than excise and property taxes to which any Administrative Agent or Lender would have been subject in the absence of this Agreement and the provision for security in connection with the execution of this Agreement), levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

        (c) Indemnity. The Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.9) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses, unless such penalties, interest or expenses arise solely as the result of late payment or willful negligence by the applicable Lender or Administrative Agent) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent, as the case may be, makes written demand therefor.

        (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

        (e) Delivery of Tax Forms. Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrower, with a copy to the Administrative Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and
(ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Administrative Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

        (f) Survival. The agreements and obligations of the Borrower contained in this Section 4.9 shall survive for one year after the payment in full of the Obligations and the termination of the Commitments.

                                    ARTICLE V
                  CLOSING, CONDITIONS OF CLOSING AND BORROWING

        SECTION 5.1. Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, 100 North Tryon Street, Suite 4200, Charlotte, North Carolina 28202 at 10: 00 a.m. on December 31, 1997, or on such other date as the parties hereto shall mutually agree.

        SECTION 5.2. Conditions to Effectiveness and Initial Loans. The obligation of the Lenders to make the Loans on the Effective Date is subject to the satisfaction of each of the following conditions:

        (a) Executed Loan Documents. The following Loan Documents, in form and substance satisfactory to the Administrative Agent and each Lender:

               (i)    this Agreement;

               (ii)   the Notes; and

               (iii)  the Borrower Security Agreement

shall have been duly authorized, executed and delivered by the Borrower shall be in full force and effect and no default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Administrative Agent.

        (b)    Collateral.

               (i) Filings and Recordings. All filings and recordations that are necessary to perfect the security interests of the Lenders in the Collateral described in the Security Documents shall have been duly executed by the Borrower and forwarded for filing in all appropriate locations and the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that once filed such security interests will constitute valid and perfected first priority Liens therein.

               (ii) Lien Search. The Borrower shall have delivered the results of a Lien search of all filings made against the Borrower under the Uniform Commercial Code as in effect in any state in which any of their assets are located, indicating among other things that their assets are free and clear of any Lien except for the Liens permitted by Section 10.3.

               (iii) Insurance. The Administrative Agent shall have received certificates of insurance, evidence of payment of all insurance premiums, and, if requested by the Administrative Agent, copies (certified by the Borrower) of insurance policies in the form required under Section 8.3 and the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

               (iv) Refinancing. On the Effective Date hereunder, (i) all loans under the Original Credit Agreement ("Existing Loans") made by any lender who is not a Lender hereunder shall be repaid in full and the commitments and other obligations and (except as expressly set forth in the Original Credit Agreement) the rights of such lender shall be terminated, (ii) the Administrative Agent shall make such transfers of funds and the Borrower shall make such repayments as are necessary in order that the outstanding balance of Existing Loans, together with any Loans funded on the Effective Date, reflect the Commitments of the Lenders hereunder, there shall have been paid in cash in full all accrued but unpaid interest due on the Existing Loans to but excluding the Effective Date, (v) there shall have been paid in cash in full all accrued but unpaid fees under the Original and Restated Credit Agreement due to but excluding the Closing Date and all other amounts, costs and expenses then owing to any of the lenders thereunder and/or any Agent, as agent under the Credit Agreement, in each case to the satisfaction of such Agent or lender, as the case may be, regardless of whether or not such amounts would otherwise be due and payable at such time pursuant to the terms of the Original Credit Agreement and (vi) all outstanding promissory notes issued by the Borrowers to the lenders under the Original Credit Agreement shall be promptly returned to the Administrative Agent who shall forward such notes to the Borrower. Until the occurrence on the Effective Date of the actions set forth in clauses
        (i) through (vi) of this paragraph, the Original Credit Agreement shall remain in full force and effect in accordance with its terms.

        (c)    Closing Certificates; etc.

               (i) Officer's Certificate. The Administrative Agent shall have received a certificate of Borrower, signed on its behalf by the chief executive or the chief financial officer (or other officer reasonably acceptable to the Administrative Agent) of the Managing General Partner, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions to be satisfied by it.

               (ii) Closing Certificate of Borrower. The Administrative Agent shall have received a certificate of the Borrower, signed on its behalf by the secretary or assistant secretary of the Managing General Partner certifying that attached thereto is a true and complete copy of the certificate of limited partnership of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of formation; that attached thereto is a true and complete copy of the Partnership Agreement of the Borrower as in effect on the date of such certification; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Managing General Partner, authorizing on behalf of the Borrower the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents; and as to the incumbency and genuineness of the signature of each officer of the Managing General Partner executing, on behalf of the Borrower, the Loan Documents to which the Borrower is a party.

               (iii) Closing Certificate of Managing General Partner. The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Managing General Partner certifying that attached thereto is a true and complete copy of the certificate and articles of incorporation of the Managing General Partner and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of formation; and that attached thereto is a true and complete copy of the by-laws of the Managing General Partner as in effect on the date of such certification.

               (iv) Certificates of Good Standing. The Administrative Agent shall have received certificates as of a recent date of the good standing of the Borrower and the Managing General Partner under the laws of their respective jurisdictions of organization and such other jurisdictions requested by the Administrative Agent and, if not covered by such good standing certificates, a certificate of the relevant taxing authorities of such jurisdictions certifying that the Borrower has filed required tax returns and owes no delinquent taxes.

               (v) Opinions of Counsel. (I) The Administrative Agent shall have received favorable opinions of counsel to the Borrower addressed to the Administrative Agent and Lenders (A) with respect to the Borrower, the Loan Documents, the Collateral and such other matters as the Lenders shall request and (B) with respect to FCC and other regulatory matters, each in form and substance reasonably satisfactory to the Administrative Agent.

                         (II) The Administrative Agent shall have received copies of the opinions to be delivered by any counsel, including, but not limited to regulatory counsel, to any party to the Acquisition Agreement, accompanied, in each case, by language within such opinions stating that the Administrative Agent and the Lenders are entitled to rely on such opinions as if they were addressed to the Administrative Agent.

               (vi) Tax Forms. The Administrative Agent shall have received copies from each Lender of the United States Internal Revenue Service forms required by Section 4.9(e) hereof.

        (d)    Consents; No Adverse Change.

               (i) Governmental and Third Party Approvals. Other than as set forth on Schedule 6.1 (d) all necessary approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by the Loan Documents and the Acquisition Agreement shall have been obtained.

               (ii) Permits and Licenses. All material permits and licenses, including permits and licenses required under Applicable Laws, necessary to the conduct of business by the Borrower and its Subsidiaries, including without limitation all FCC Licenses, shall have been obtained.

               (iii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent's discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

               (iv) No Material Adverse Change. There shall not have occurred any material adverse change in the business, condition (financial or otherwise) operations, prospects or properties of the Borrower and its Subsidiaries, or any event, condition or state of facts that will or could be reasonably expected to have a Material Adverse Effect.

               (v) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

        (e)    Financial Matters.

               (i) Financial Statements. The Administrative Agent shall have received and reviewed recent annual and interim financial statements of the Borrower referenced in Section 6.1(r), and its Subsidiaries and other financial information, all in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

               (ii) Financial Condition Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate in all material respects by the chief executive officer or chief financial officer of the Borrower(or other officer reasonably acceptable to the Administrative Agent), that (A) attached thereto are calculations reasonably acceptable to the Administrative Agent evidencing compliance on a pro forma basis with the covenants contained in Article IX hereof and Section 11(a)(ii) of the Partnership Agreement,
        (B) the financial projections previously delivered to the Administrative Agent are based on reasonable and good faith estimates and assumptions of senior management or the Managing General Partner of the financial condition and operations of the Borrower and its Subsidiaries for the period covered thereby and (C) attached thereto is a calculation of the Applicable Margin in accordance with Section 4.1(c) and calculation of the Commitment Fee level in accordance with Section 4.3 as of the Closing Date.

               (iii) Payment at Closing; Fee Letters. There shall have been paid by the Borrower to the Administrative Agent on the Closing Date the fees set forth in Sections

        4.3(b) and (c), and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

        (f)    Miscellaneous.

               (i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Revolving Credit Borrowing (if applicable) in accordance with Section 2.2(a), the Notice of Term Loan Borrowing in accordance with Section 3.2 and the Notice of Account Designation.

               (ii) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and the Lenders. The Administrative Agent and the Lenders shall have received copies of all other material instruments and other evidence as the Administrative Agent and the Lenders may reasonably request, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, with respect to the transactions contemplated by this Agreement.

               (iii) Due Diligence and Other Documents. The Borrower shall have delivered to the Administrative Agent such other documents, certificates and opinions as the Administrative Agent may reasonably request.

        (g) Acquisition Agreement. Each party thereto shall have entered into the Acquisition Agreement on terms satisfactory to the Administrative Agent; there shall not have been any modification, amendment, supplement or waiver to the Acquisition Agreement without the prior written consent of the Administrative Agent which consent shall not be unreasonably withheld, including any modification, amendment, supplement or waiver relating to the amount or type of consideration to be paid in connection with the transaction contemplated by the Acquisition Agreement or the contents of any disclosure schedules and exhibits; the conditions set forth in the Acquisition Agreement shall have been satisfied (without any waiver or amendment thereof to which the Administrative Agent has not consented); the representations and warranties set forth in the Acquisition Agreement shall be true and correct as of the Effective Date; the transactions contemplated by the Acquisition Agreement (including, without limitation, the assignment, as consented to by the parties to the Acquisition Agreement, of all purchase rights thereunder by Northland Cable Television, Inc. to the Borrower) shall be consummated simultaneously with the initial borrowing under this Agreement; and the Administrative Agent shall have received a true, correct and complete final Acquisition Agreement, together with all exhibits and schedules thereto, as certified by an officer of the Managing General Partner on behalf of the Borrower.

        SECTION 5.3. Conditions to All Loans. The obligations of the Lenders to make any Loan is subject to the satisfaction of the following conditions precedent on the relevant borrowing date, as applicable:

        (a) Continuation of Representations and Warranties. The representations and warranties made by the Borrower contained in Article VI shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such date.

        (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date.

        (c) Additional Documents. The Administrative Agent shall have received each additional document, endorsement, instrument, legal opinion or item of information reasonably requested by it.

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF BORROWER

        SECTION 6.1. Representations and Warranties. To induce the Administrative Agent and each Lender to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

        (a) Organization; Power; Qualification. The Borrower and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation or formation, have the power and authority to own their respective properties and to carry on its respective businesses as now being and hereafter proposed to be conducted and are duly qualified and authorized to do business in each jurisdiction in which the character of their respective properties or the nature of their respective businesses requires such qualification and authorization. The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business are described on Schedule 6.1 (a).

        (b) Ownership. Each Subsidiary of the Borrower is listed on Schedule 6.1(b). The capitalization of the Borrower consists of the number of partnership interests, authorized, issued and outstanding, of such classes and series as described on Schedule 6.1(b). All outstanding partnership interests have been duly authorized and validly issued and are fully paid and nonassessable. The partners of the Borrower and the equity owners of its Subsidiaries and the number of partnership or other equity interests owned by each are described on
Schedule 6.1(b). There are no outstanding warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of partnership or other equity interest in the Borrower or its Subsidiaries, except as described on Schedule 6.1(b).

        (c) Authorization of Agreement, Notes, Loan Documents and Borrowing. Each of the Borrower and its Subsidiaries have the right, power and authority and have taken all necessary partnership, corporate and other action to authorize the execution, delivery and performance of this Agreement, the Notes and each of the other Loan Documents to which it is a party in accordance with their respective terms and the Managing General Partner has the right, power and authority and has taken all necessary action to authorize on behalf of the Borrower the execution, delivery and performance of the Loan Documents to which the Borrower is a party. This Agreement, the Notes, and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower (or the duly authorized officers of the Managing General Partner on behalf of the Borrower) and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the applicable Borrower and/or Subsidiary party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

        (d) Compliance of Agreement, Notes, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each of the Borrower and its Subsidiaries of the Loan Documents to which it is a party, the borrowings hereunder and the transactions contemplated hereby and thereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) except as set forth on Schedule 6.1(d) hereto, require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries;
(ii) conflict with, result in a breach of or constitute a default under, as applicable, the articles of incorporation, bylaws, partnership agreement or other organizational documents of the Borrower or any of its Subsidiaries or, except as set forth on Schedule 6.1(d) any Material Contract to which the Borrower is a party or by which any of their respective properties may be bound or any Governmental Approval relating to the Borrower or any of its Subsidiaries; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any of its Subsidiaries other than Liens arising under the Loan Documents.

        (e) Compliance with Law; Governmental Approvals. The Borrower and its Subsidiaries (i) have all material Governmental Approvals required by any Applicable Law for them to conduct their respective businesses, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of the Borrower's knowledge threatened attack by direct or collateral proceeding; and (ii) is in material compliance with each Governmental Approval applicable to it and in material compliance with all other Applicable Laws relating to it or any of its respective properties.

        (f) Tax Returns and Payments. The Borrower and its Subsidiaries have duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and have paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its respective property, income, profits and assets which are due and payable. No Governmental Authority has asserted any Lien or other claim against the Borrower or any of its Subsidiaries with respect to material unpaid taxes which has not been discharged or resolved or is not being contested in good faith. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional material taxes or assessments for any of such years.

        (g) Copyright Matters. The Borrower and its Subsidiaries have recorded or deposited with and paid to the United States Copyright Office, and the Register of Copyrights all notices, statements of account, royalty fees and other documents and instruments required under the United States Copyright Act, and neither the Borrower nor any Subsidiary thereof is liable to any Person for copyright infringement under the United States Copyright Act as a result of its business operations. To the best of the Borrower's knowledge, neither the Borrower nor any Subsidiary thereof has been threatened with litigation with respect to any such rights.

        (h) Franchises, Licenses, Patents and Trademarks. The Borrower and its Subsidiaries own or possess rights to use all material franchises (including, without limitation, all CATV Franchises), licenses, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights (excluding expiration in accordance with the terms thereof). To the Borrower's best knowledge, neither the Borrower nor any Subsidiary thereof has been threatened with litigation with respect to any such rights.

        (i)    Environmental Matters.

               (i) To the Borrower's best knowledge, the properties of the Borrower and its Subsidiaries do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations which
        (A) constitute or constituted a violation of, or (B) could give rise to liability under, applicable Environmental Laws;

               (ii) Such properties and all operations conducted in connection therewith are in material compliance, and have been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or on such properties or such operations in violations of applicable Environmental laws or which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

               (iii) Neither the Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of their properties or the operations conducted in connection therewith, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

               (iv) Hazardous Materials have not been transported or disposed of from the properties of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

               (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which either the Borrower or any Subsidiary thereof is or will be named as a party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such properties or such operations; and

               (vi) There has been no release, or to the best of the Borrower's knowledge, the threat of release, of Hazardous Materials at or from such properties, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

        (j)    ERISA.

               (i) Neither the Borrower nor any ERISA Affiliate maintain or contribute to, or have any obligation under, any Employee Benefit Plans other than those identified on Schedule 6.1(j). If requested by the Administrative Agent, the Borrower shall provide the Administrative Agent accurate and complete copies of all contracts, agreements and documents described on Schedule 6.1(j);

               (ii) The Borrower and each ERISA Affiliate are in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under
        Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

               (iii) No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor have the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code,
        Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under
        Section 4041 (c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

               (iv) Neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code; (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid; (C) failed to make a required contribution or payment to a Multiemployer Plan; or
        (D) failed to make a required installment or other required payment under Section 412 of the Code;

               (v) No Termination Event has occurred or is reasonably expected to occur; and

               (vi) No proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(l) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

        (k) Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its respective activities in the business of extending credit for the purpose of " purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of such Board of Governors.

        (l) Government Regulation. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any of its Subsidiaries is, or will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which materially limits its ability to incur or consummate the transactions contemplated hereby.

        (m) Material Contracts. Schedule 6.1(m) sets forth a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries in effect as of the Closing Date and which are not listed on any other Schedule hereto. Except as set forth on Schedule 6.1(m), the Borrower and its Subsidiaries party thereto have performed all of their material obligations under such Material Contracts and, to the best knowledge of the Borrower, each party thereto is in material compliance with each such Material Contract, and each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof and there are no defaults by the Borrower, any of its Subsidiaries or, to the Borrower's best knowledge, by any other party under any such Material Contract. The Borrower and its Subsidiaries have delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 6.1(m).

        (n) Employment, Non-Compete, Investment and Shareholder Agreements. As of the Closing Date, there are no (i) employment agreements or executive compensation arrangements to which the Borrower is a party which provide for aggregate compensation to any Person (assuming compliance with or satisfaction of all contingencies or conditions) of more than $100,000 per year, (ii) material agreements to which the Borrower or any Subsidiary is a party under which any party thereto enters into any covenant not to compete with, or solicit customers of, the other party or any covenant to maintain the confidentiality of any customer or employee lists or similar intangible assets, or (iii) agreements relating to the investment in, or the voting or disposition of, any outstanding partnership units or other ownership interests of the Borrower.

        (o) Employee Matters. The Borrower and its Subsidiaries have a stable work force in place and are not party to any collective bargaining agreement nor has any labor union been recognized as the representative of its respective employees. The Borrower and its Subsidiaries know of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees.

        (p) Trade Relations. To the best of the Borrower's knowledge, there exist no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Borrower or any Subsidiary thereof with any customer or any group of customers whose purchases individually or in the aggregate are material to the business of the Borrower or any Subsidiary thereof, and there exists no present condition or state of facts or circumstances affecting any customer of the Borrower or any Subsidiary thereof that would materially adversely affect the Borrower or any Subsidiary thereof or prevent the Borrower or any Subsidiary thereof from conducting their respective business after the consummation of the transactions contemplated by the Loan Documents in substantially the same manner in which it has heretofore been conducted.

        (q) Burdensome Provisions. Neither the Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

        (r) Financial Statements. The (i) Consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 1996 and the related statements of income and retained earnings and cash flows for the Fiscal Year then ended and, (ii) the unaudited Consolidated balance sheets of the Borrower and its Subsidiaries as of September 30, 1997, copies of which have been furnished to the Administrative Agent and each Lender, are complete and correct and fairly present the assets, liabilities and financial position, or the projections thereof, of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended, subject, in the case of unaudited statements, to changes resulting from normal year-end audit adjustments and information to be included in footnotes to the audited statements. The projected statements of income and cash flows for the Borrower and its Subsidiaries for the Fiscal Years 1998 and 1999 previously delivered to the Administrative Agent and Lenders are based on reasonable and good faith estimates and assumptions of senior management of the Managing General Partner of the financial condition and operations of the Borrower and its subsidiaries for such period. All of the above financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (to the extent applicable thereto). The Borrower and its Subsidiaries have no Debt, obligations or other unusual forward or long-term commitment which are not fairly reflected in the foregoing financial statements or in the notes thereto.

        (s) No Material Adverse Change. Since December 31, 1996, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of either the Borrower or any of its Subsidiaries, including, but not limited to, any material adverse change resulting from any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God, or of the public enemy or other casualty (whether or not covered by insurance).

        (t) Solvency. As of the Closing Date and after giving effect to each Loan, each of the Borrower and its Subsidiaries will be Solvent.

        (u) Titles to Properties. The Borrower and its Subsidiaries have good and marketable title to, or valid and subsisting leasehold interests in, the real property owned or leased, as the case may be, by them and valid and legal title to all of their personal property, including, but not limited to, the real and personal property reflected on the financial statements delivered pursuant to Section 6.11(r), except property which has been disposed of by the Borrower or any of its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

        (v) Liens. None of the properties and assets of the Borrower or any of its Subsidiaries is subject to any Lien, except Liens permitted pursuant to
Section 10.3 hereof. No financing statement under the Uniform Commercial Code of any state which names the Borrower or any of its Subsidiaries or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any of its Subsidiaries has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 10.3.

        (w) Debt and Contingent Obligations. Schedule 6.1(w) is a complete and correct listing of all Debt and Contingent Obligations of the Borrower and its Subsidiaries in excess of $250,000. The Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Debt and Contingent Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or its Subsidiaries exists with respect to any such Debt or Contingent Obligation.

        (x) Litigation. Except as set forth on Schedule 6.1(x), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower, any of its Subsidiaries or any of its respective properties in any court or before any arbitrator of any kind or before or by any Governmental

Authority. There are no outstanding or unpaid final judgments against the Borrower or any of its Subsidiaries.

        (y)    Communications Law Matters.

               (i) Schedule 6.1(y) hereto sets forth, as of the date hereof, a true and complete list of (A) the following information for each FCC License issued to the Borrower or any of its Subsidiaries: all FCC Licenses, the name of the licensee, the type of service and the expiration dates and (B) the following information for all CATV Franchises issued to the Borrower or any of its Subsidiaries: all CATV Franchises, the issuing Governmental Authority, the CATV System, name, the territory covered thereby and the expiration date.

               (ii) Neither the Borrower nor any of its Subsidiaries is in material violation of any duty or obligation required by the Communications Act of 1934, as amended, or any FCC rule or regulation applicable to the operation of any portion of any of the CATV Systems.

               (iii) Except as set forth on Schedule 6.1(d), the Borrower and its Subsidiaries possess all Governmental Approvals and Pole Agreements necessary to own, operate and construct the CATV Systems or otherwise for the operations of their businesses and are not in violation thereof. All such Governmental Approvals and Pole Agreements are in full force and effect and no event has occurred that permits, or after notice or lapse of time could permit, the revocation, termination or material and adverse modification of any such Governmental Approval or Pole Agreement other than matters affecting the cable industry generally as a whole.

               (iv) There is not pending or, to the best knowledge of the Borrower, threatened, any action by the FCC to modify adversely, revoke, cancel, suspend or refuse to renew any FCC License held by the Borrower or any of its Subsidiaries. There is not pending or, to the best knowledge of the Borrower, threatened, any action by any Governmental Authority to modify adversely, revoke, cancel, suspend or refuse to renew any other Governmental Approval or Pole Agreement other than matters affecting the cable industry generally as a whole.

               (v) Except as set forth on Schedule 6.1(x), there is not issued or outstanding or, to the best knowledge of the Borrower, threatened, any notice of any hearing, violation or complaint against the Borrower or any of its Subsidiaries with respect to the operation of any portion of the CATV Systems and the Borrower has no knowledge that any Person intends to contest renewal of any Governmental Approval or Pole Agreement.

        (z) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any of its Subsidiaries under any Material Contract or judgment, decree or order to which either the Borrower or any of its Subsidiaries is a party or by which either the Borrower, any of its Subsidiaries or any of their respective properties may be bound or which would require either the Borrower or any of its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

        (aa) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of the Borrower or any of its Subsidiaries and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects (except to the extent projections were prepared on the basis of good faith and reasonable estimates and assumptions in accordance with Section 6.1(r)) to the extent necessary to give the recipient a fair and reasonable understanding of the subject matter. No document furnished or written statement made to the Administrative Agent or the Lenders by either the Borrower or any of its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or any of its Subsidiaries or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. Neither the Borrower nor any Subsidiary thereof is aware of any facts which it has not disclosed in writing to the Administrative Agents having a Material Adverse Effect, or insofar as the Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

        SECTION 6.2. Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made as of the Closing Date and shall survive the Closing Date in accordance with Section 5.3 (a).

                                   ARTICLE VII
                        FINANCIAL INFORMATION AND NOTICES

        Until all the Obligations have been paid and satisfied in full, in cash, and the Commitment terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent's Office (with copies for each Lender), or such other office as may be designated by the Administrative Agent from time to time:

        SECTION 7.1. Financial Statements and Projections.

        (a) Quarterly Financial Statements. As soon as practicable and, in any event, within forty-five (45) days after the end of each fiscal quarter of any Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP (to the extent applicable) and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower (or other officer reasonably acceptable to the Administrative Agent) to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

        (b) Annual Financial Statements. As soon as practicable and, in any event, within ninety (90) days after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to the Administrative Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

        (c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within thirty (30) days after the close of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP (to the extent applicable) and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, a statement of the projected sources and uses of cash and projected Debt balances, and calculations evidencing compliance with Article IX for such period, accompanied by a certificate from the chief financial officer of the Managing General Partner of the Borrower (or other officer reasonably acceptable to the Administrative Agent) to the effect that, to the best of such officer's knowledge, such projections are reasonable and good faith estimates and assumptions of senior management of the Managing General Partner of the financial condition and operations of the Borrower and its Subsidiaries for such four (4) quarter period.

        SECTION 7.2. Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1(a) and (b) and at such other times as the Administrative Agent shall reasonably request, a certificate of the chief executive officer or chief financial officer of the Managing General Partner on behalf of the Borrower (or other officer reasonably acceptable to the Administrative Agent) in the form of Exhibit E attached hereto (an "Officer's Compliance Certificate").

        SECTION 7.3. Accountants' Certificate. At each time financial statements are delivered pursuant to Section 7.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Administrative Agent for the benefit of the Lenders:

        (a) stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

        (b) including the calculations reviewed by such accountants required to establish whether or not the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article IX hereof as at the end of each respective period.

        SECTION 7.4.  Other Reports.

        (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or the Managing General Partner or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;

        (b) As soon as available and in any event within forty-five (45) days after the end of each Fiscal Year of the Borrower, an updated Schedule 6.l(y) accompanied by a report identifying any FCC License or CATV Franchise lost, surrendered or canceled during such period, and within ten (10) Business Days after the receipt by the Borrower or any Subsidiary of notice that any FCC License has been lost or canceled, copies of any such notice accompanied by a report describing the measures undertaken by either the Borrower or any of its Subsidiaries to prevent such loss or cancellation (and the anticipated impact, if any, that such loss or cancellation will have upon the business of either the Borrower or any of its Subsidiaries);

        (c) Such other information regarding the operations, business affairs and financial condition of the Borrower and its Subsidiaries as the Administrative Agent or any Lender may reasonably request, and

        (d) As soon as available following each quarter end, subscriber reports in a form satisfactory to the Administrative Agent; and

        (e) Promptly upon transmission or receipt thereof, copies of all filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency thereto.

        SECTION 7.5. Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after an officer of the Borrower or Managing General Partner obtains knowledge thereof) telephonic and written notice of:

        (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in which a claim is made in an amount in excess of $500,000 in any court or before any arbitrator against or involving the Borrower, any of its Subsidiaries or any of their respective properties, assets or businesses including any material notice received from the Internal Revenue Service or other taxing authority regarding employment related taxes;

        (b) any notice of any violation received by the Borrower or any of its Subsidiaries from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws if any such violation could reasonably be expected to cause a Material Adverse Effect;

        (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any of its Subsidiaries;

        (d) any attachment, judgment, lien, levy or order exceeding $500,000 that may be assessed against or threatened against the Borrower or any of its Subsidiaries thereof,

        (e) (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the either the Borrower or any of its Subsidiaries is a party or by which the Borrower, any of its Subsidiaries or any of their respective properties may be bound if any such event referred to in this clause (ii) could reasonably be expected to cause a Material Adverse Effect;

        (f) (i) the failure of the Borrower or any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code by the due date; (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA; and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of
Section 4041 (c) of ERISA;

        (g) any event which makes any of the representations set forth in
Section 6. 1. inaccurate in any material respect; and

        (h) any proposed amendment, change or modification to, or waiver of any provision of, or any termination of, any Material Contract which could reasonably be expected to have a Material Adverse Effect.

                                  ARTICLE VIII
                              AFFIRMATIVE COVENANTS

        Until all of the Obligations have been paid and satisfied in full, in cash, and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.11, the Borrower will, and will cause each of its respective Subsidiaries to:

        SECTION 8.1. Preservation of Existence and Related Matters. Except as permitted by Section 10.5 , preserve and maintain its separate partnership or corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business including without limitation all FCC Licenses and filing all applicable notices under 47 U.S.C. 546 in order to preserve and maintain its CATV Franchises and renewal rights with respect thereto, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

        SECTION 8.2. Maintenance of Property. In addition to the requirements of any of the Security Documents, protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in reasonably good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property reasonably necessary for the conduct of its business, so that the business carried on in connection therewith may be reasonably properly and advantageously conducted at all times.

        SECTION 8.3. Insurance. Maintain insurance with responsible insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law. In addition, (a) cause the Administrative Agent, for the ratable benefit of itself and the Lenders, to be named as loss payee on each such insurance policy (of the Borrower and any Subsidiary party to a Security Agreement) covering risks relating to any of its Inventory, Fixtures and Equipment (each as defined in applicable Security Agreement) and (b) require each such insurance policy to provide that no cancellation or termination thereof shall be effective until at least thirty (30) days have elapsed after receipt by the Administrative Agent of written notice thereof. Upon the reasonable request of the Administrative Agent from time to time, deliver to the Administrative Agent (i) a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts of the insurance, the dates of the expiration thereof and the risks covered thereby and (ii) a certified copy (certified by the Borrower) of the policies of insurance.

        SECTION 8.4. Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be reasonably necessary to permit the preparation of financial statements in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties and, subject to Section 13.9, in accordance with GAAP.

        SECTION 8.5. Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents and pay or perform
(a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property (including, without limitation, withholding, social security, payroll and similar employment related taxes on the dates such taxes are due), and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower may contest any item described in clauses (a) and (b) hereof in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

        SECTION 8.6. Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable or necessary to the conduct of its business, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

        SECTION 8.7. Environmental Laws. In addition to and without limiting the generality of Section 8.6, (a) comply with, and ensure such compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws; and
(c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.

        SECTION 8.8. Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (a)make timely payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any Employee Benefit Plan; (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan; (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code; (d) furnish to the Administrative Agent upon the Administrative Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent; and (e) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code.

        SECTION 8.9. Compliance With Agreements. Comply in all respects with each material term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided, that the Borrower or any Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

        SECTION 8.10. Conduct of Business. Engage only in the ownership and operation of cable television service and related advertising and marketing activities and such business as may thereafter evolve in the fields of cable television systems, enhanced video services and advanced telecommunications services, such as internet access, network data services and telephony and as would not have a Material Adverse Effect on the Borrower.

        SECTION 8.11. Visits and Inspections. Permit representatives of the Administrative Agent or any of the Lenders, from time to time, to visit and inspect its properties following notice to the Borrower and during normal business hours; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants (subject only to applicable privacy requirements of Federal law); and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

        SECTION 8.12. Interest Rate Protection. Within ninety (90) days of the Closing Date enter into and maintain for a minimum of two (2) years thereafter a Hedging Agreement reasonably satisfactory to the Administrative Agent with respect to increases in interest rates for a minimum notional amount equal to 50% of all Loans outstanding from time to time.

        SECTION 8.13. Additional Collateral.
        (a) Promptly at the request of the Required Lenders, assign to the Administrative Agent for the benefit of itself and the Lenders all of the rights of the Borrower or Subsidiary under any lease of real property and/or grant to the Administrative Agent for the benefit of itself and the Lenders a security interest in any such leasehold interest or real property owned by the Borrower or any Subsidiary pursuant to documentation reasonably satisfactory to the Administrative Agent and Required Lenders, and shall take all actions reasonably requested by the Administrative Agent or Required Lenders in connection with consummating such assignments and the granting of such security interests including, without limitation, the obtaining of landlord or lessor consents, mortgagee title insurance policies, title surveys and real estate appraisals satisfying the requirements of all Applicable Laws and duly recording each document related thereto in such manner and in such places as are required by the law to perfect and preserve the Liens in favor of the Administrative Agent granted pursuant to such documents.

        (b) Concurrently with the creation of any Subsidiary, such Subsidiary and, as applicable, the Borrower, shall enter into and deliver (i) a Subsidiary Security Agreement (ii) a Guaranty Agreement, and (iii) Pledge Agreement with respect to the ownership interests of such Subsidiary and execute or modify any other applicable Security Document, each in form and substance satisfactory to the Required Lenders, such that the ownership interests and assets of such Subsidiary shall be subject to a perfected first priority lien in favor of the Administrative Agent for the ratable benefit of itself and the Lenders in order to secure the Obligations and (ii) cause to be delivered to the Administrative Agent such other documents as the Administrative Agent or Required Lenders shall reasonably request in connection therewith, including without limitation, officers' certificates, financial statements, opinions of counsel, resolutions, charter documents, certificates of existence and authority to do business and any other closing certificates and documents described in Section 5.2.

        SECTION 8.14. Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Notes and the other Loan Documents.

                                   ARTICLE IX
                               FINANCIAL COVENANTS

        Until all of the Obligations have been paid and satisfied in full, in cash, and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower and its Subsidiaries on a Consolidated basis will not:

        SECTION 9.1. Maximum Leverage Ratio. At any time during the applicable period set forth below, permit the ratio (the "Leverage Ratio") of (a) Total Funded Debt as of the date of determination to (b) Annualized Operating Cash Flow as of the most recent fiscal quarter end, to exceed the corresponding ratio set forth below:

                      Period                       Ratio
                      ------                       -----
               Closing Date - 9/29/98          5.50 to 1.00
               9/30/98 - 9/29/99               5.25 to 1.00
               9/30/99 - 3/30/00               5.00 to 1.00
               3/31/00 - 12/30/00              4.50 to 1.00
               12/31/00 and thereafter         3.75 to 1.00


        SECTION 9.2. Interest Coverage Ratio. As of the end of each fiscal quarter during the applicable period set forth below, permit the ratio of (a) Operating Cash Flow for the period of four (4) consecutive fiscal quarters ending on such fiscal quarter end to (b) Interest Expense for such period of four (4) consecutive fiscal quarters to be less than the corresponding ratio set forth below:

                      Period                       Ratio
                      ------                       -----
               Closing Date - 12/30/99         2.00 to 1.00
               12/31/99-12/30/00               2.25 to 1.00
               12/31/00 and thereafter         2.50 to 1.00

        SECTION 9.3. Fixed Charge Ratio. As of the end of each fiscal quarter on and after the Closing Date, permit the ratio of (a) (i) Operating Cash Flow for the period of four (4) consecutive fiscal quarters ending on such fiscal quarter end plus (ii) the amount available to be drawn under the Revolving Credit Facility on such date (subject to compliance with Section 9.1 and the terms and conditions of this Agreement) to (b) Fixed Charges for such period of four (4) consecutive fiscal quarters to be less than 1.10 to 1.00.

        SECTION 9.4. Maximum Capital Expenditures. Permit Capital Expenditures for any period set forth below to be more than the amount set forth below opposite such period, plus, in the case of its 1999 fiscal year or any subsequent fiscal year, the excess, if any, of the amount set forth below opposite the immediately preceding period over the actual amount of Capital Expenditures for such preceding period:

Period                                                    Amount
------                                                    ------
Fiscal Year ended on or about December 31, 1998           $3,200,000

Fiscal Year ended on or about December 31, 1999           $3,200,000
Fiscal year ended on or about December 31, 2000           $2,700,000

                                    ARTICLE X
                               NEGATIVE COVENANTS

        Until all of the Obligations have been paid and satisfied in full, in cash, and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower will not and will not permit any of its Subsidiaries to:

        SECTION 10.1. Limitations on Debt. Create, incur, assume or suffer to exist any Debt including, without limitation, obligations incurred pursuant to
Section 9 of the Partnership Agreement, except:

        (a)    the Obligations;

        (b) Debt incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions reasonably satisfactory to the Administrative Agent;

        (c) existing Debt, not otherwise described in this Section 10.1, set forth on Schedule 6.1(w) and the renewal and refinancing (but not the increase) thereof;

        (d) Debt of the Borrower and its Subsidiaries incurred in connection with Capitalized Leases in an aggregate amount not to exceed $250,000 on any date of determination;

        (e) purchase money Debt of the Borrower and its Subsidiaries in an aggregate amount not to exceed $250,000 on any date of determination;

        (f) Debt consisting of Contingent Obligations permitted by Section 10.2;

        (g) Subordinated Debt incurred in conjunction with any unpaid portion of the purchase price of Permitted Acquisitions;

        (h)    Debt consisting of outstanding Management Fees; and

        (i) Intercompany Debt of any Subsidiaries of the Borrower permitted pursuant to Section 10.4.

        SECTION 10.2. Limitations on Contingent Obligations. Create, incur, assume, or suffer to exist any Contingent Obligations except:

        (a) Contingent Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders; and

        (b) Contingent Obligations existing on the Closing Date and set forth on
Schedule 6.1(w) hereto.

        SECTION 10.3. Limitations on Liens. Create, incur, assume or suffer to exist any Lien on or with respect to any of its assets or properties (including shares of capital stock), real or personal, whether now owned or hereafter acquired, except:

        (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

        (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

        (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation;

        (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

        (e) (i) Liens evidencing the interest of the lessor under any Capital Lease permitted by Section 10.1(d) Liens securing purchase money Debt permitted by Section 10.1(e); provided that the Lien attached only to the asset being purchased and was created contemporaneously with such purchase, and the principal amount of the Debt secured by such Lien shall at no time exceed the purchase price of such asset.

        (f) Liens of the Administrative Agent for the benefit of the Administrative Agent and the Lenders; and

        (g) Existing liens not otherwise described in this Section 10.3 and set forth on Schedule 6.1(v) hereto.

        SECTION 10.4. Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture, evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person; or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person; or enter into, directly or indirectly, any commitment or option in respect of the foregoing except:

        (a) investments in Subsidiaries existing on the Effective Date and the other existing loans, advances and investments described on Schedule 10.4 and, provided no Default or Event of Default is then existing, additional investments in Subsidiaries;

        (b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within 120 days from the date of acquisition thereof, (ii) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (iv) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

        (c) investments by the Borrower or any Subsidiary thereof in the form of acquisitions of a business or a line of business of any other Person (whether by the acquisition of capital stock or other ownership interests, assets or any combination thereof) the aggregate consideration (including the InterMedia Purchase) for which shall not exceed $35,000,000 during the term of this Agreement; provided that (i) no Default or Event of Default exists before or after giving effect to the Permitted Acquisition; (ii) the Borrower grants to the Administrative Agent for the ratable benefit of the Lenders a first perfected security interest in all property acquired pursuant to such Permitted Acquisition consistent with the terms of the Loan Documents; and (iii) the Borrower delivers to the Administrative Agent financial statements, pro forma projections, copies of all required Governmental Approvals and such additional information and documentation related to a Permitted Acquisition as the Administrative Agent or any Lender may request, such information to reflect compliance with the terms and conditions of this Agreement after giving effect to the Permitted Acquisition; and

        (d) intercompany loans or advances by the Borrower to any Subsidiary of the Borrower; provided, however, that the aggregate principal amount of such loans outstanding at any time shall not exceed $ 500,000.

        SECTION 10.5. Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except:

        (a) any Wholly-Owned Subsidiary of the Borrower may merge with any other Wholly-Owned Subsidiary of the Borrower; and

        (b) any Wholly-Owned Subsidiary may merge into another Person in connection with an acquisition permitted by Section 10.4(c).

        SECTION 10.6. Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired, except:

        (a) the sale of assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

        (b) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

        (c) the disposition of assets solely to the extent required to comply with any rule or regulation of the FCC and applicable as the result of any Permitted Acquisition; and

        (d) sales of assets in the ordinary course of business the fair market value of which assets shall not exceed $500,000 during the term of this Agreement.

        SECTION 10.7. Limitations on Distributions; Organizational Structure. Declare or pay any dividends upon any of its partnership or other ownership interests; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its partnership or other ownership interests; make any distribution of cash, property or assets to or among the holders of shares of its partnership or other ownership interests; or amend the Partnership Agreement or make any material change in its capital or organizational structure without the prior written consent of the Required Lenders; provided that:

        (a) the Borrower or any Subsidiary thereof may pay dividends in shares of its own partnership or other ownership interests;

        (b)    any Subsidiary may pay cash dividends to the Borrower;

        (c) distributions in the form of reimbursements for expenses actually incurred in the normal course of business by the General Partners or their Affiliates pursuant to Section 12(d) of the Partnership Agreement which expenses were incurred in compliance with Section 10.9(b) of this Agreement; and

        (d) distributions to the Managing General Partner of Management Fees permitted by Section 10.12.

        SECTION 10.8. Limitations on Exchange and Issuance of Equity. Issue, sell or otherwise dispose of any class or series of partnership or other ownership interests that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

        SECTION 10.9. Transactions with Affiliates. Directly or indirectly: (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, or other Affiliates, or subcontract any operations to any of its Affiliates, or
(b) enter into, or be a party to, any transaction with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are fully disclosed to the Required Lenders and are no less favorable to it taken as a whole than it would obtain in a comparable form's length transaction with a Person not its Affiliate.

        SECTION 10.10. Certain Accounting Changes. Change its Fiscal Year end, or make any material change in its accounting treatment and reporting practices except as required by GAAP.

        SECTION 10.11. Restrictive Agreements. Enter into any Debt which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles VIII, IX and X hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt.

        SECTION 10.12. Management Fees. Accrue and/or pay Management Fees in an aggregate amount during any Fiscal Year in excess of six percent (6%) of "annual gross revenue" (as defined in the Borrower Management Agreement) in such Fiscal Year, or accrue and/or pay any Management Fees if (i) a Default or Event of Default then exists or (ii) as a result of the payment or accrual of any such Management Fees a Default or Event of Default exists on a pro forma basis.

        SECTION 10.13. Amendments; Payments and Prepayments of Subordinated Debt. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Debt, or cancel or forgive, make any voluntary or optional payment or prepayment on, or, except as expressly permitted by the terms of the applicable Subordination Agreement, redeem or acquire for value (including without limitation by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt.

        SECTION 10.14. Other Amendments. The Borrower shall not enter into any amendment to the Management Agreement which alters in the reasonable opinion of the Administrative Agent any material term thereof without the prior approval of the Administrative Agent.

                                   ARTICLE XI
                              DEFAULT AND REMEDIES

        SECTION 11.1. Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

        (a) Default in Payment of Principal of Loans. The Borrower shall default in any payment of principal of any Loan or Note when and as due (whether at maturity, by reason of acceleration or otherwise).

        (b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Note or the payment of any other Obligations, and such default shall continue unremedied for five (5) Business Days.

        (c) Misrepresentation. Any representation or warranty made or deemed to be made by the Borrower or any of its Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

        (d) Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement contained in Section 7.5(e) and Articles IX and X of this Agreement.

        (e) Default in Performance of Other Covenants and Conditions. The Borrower or any of its Subsidiaries shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of fifteen (15) days after the earlier of (i) an officer of the Borrower becoming aware of such default or (ii) written notice thereof has been given to the Borrower by the Administrative Agent.

        (f) Hedging Agreement. Any termination payment shall be due by the Borrower under any Hedging Agreement and such amount is not paid within five (5) Business Days of the due date thereof.

        (g) Cross-Default. The Borrower or any of its Subsidiaries shall (i) default in the payment of any Debt (other than the Notes) or Contingent Obligation, the aggregate outstanding principal amount of which is in excess of $500,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Debt

(other than the Notes) or Contingent Obligations, the aggregate outstanding principal amount of which is in excess of $500,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debtor the beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity or such Contingent Obligation to become payable (any applicable grace period having expired).

        (h) Other Cross-Defaults. (i) The Borrower or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract, unless, but only as long as, the existence of any such default is being contested by the Borrower in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower to the extent required by GAAP or
(ii) a General Partner shall breach any provision of the Partnership Agreement which could reasonably be expected to have a Material Adverse Effect.

        (i) Change in Control. (i) Any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than 30% of the limited partnership interests of the Borrower, (ii) Northland Communications Corporation shall cease to be the sole Managing General Partner or Northland Telecommunications Corporation shall cease to own one hundred percent (100%) of the outstanding capital stock of the Managing General Partner, (iii) there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $250,000 any "change in control" (as defined in such indenture or other evidence of Debt) obligating the Borrower to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein, (iv) the Borrower shall cease to own beneficially one hundred percent (100%) of all of the outstanding ownership interest of any of the Borrower's Subsidiaries, or (v) the Managing General Partner or the Administrative General Partner shall liquidate or dissolve or enter into any transaction for the purpose of winding up its business affairs.

        (j) Voluntary Bankruptcy Proceeding. Either the Borrower or any of its Subsidiaries shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts;
(iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; or (vii) take any corporate or partnership action for the purpose of authorizing any of the foregoing.

        (k) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against either the Borrower or any of its Subsidiaries in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for either the Borrower or any of its Subsidiaries or for all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

        (1) Failure of Agreements. Any material provision (as reasonably determined by the Required Lenders) of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on either of the Borrower or any of its Subsidiaries or any such Person shall so state in writing, or this Agreement or any other Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any material portion of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms thereof.

        (m) Termination Event. The occurrence of any of the following events:
(i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto; (ii) an accumulated funding deficiency in excess of $250,000 occurs or exists, whether or not waived, with respect to any Pension Plan; (iii) a Termination Event; or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $250,000.

        (n) Judgment. A judgment or order for the payment of money which exceeds $500,000 in amount shall be entered against either of the Borrower or any of its Subsidiaries by any court and such judgment or order shall continue undischarged or unstayed for a period of fifteen (15) days.

        (o) Loss of Governmental Approval. Any FCC License, CATV Franchise, other Governmental Approval or Pole Agreement of either the Borrower or any of its Subsidiaries shall expire, terminate, be canceled or otherwise lost or any application therefor be rejected, any of which could reasonably be expected to have a Material Adverse Effect.

        SECTION 11.2. Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

        (a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans and the Notes at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Revolving Credit Commitment and any right of the Borrower to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(j) or (k), the Revolving Credit Commitment shall be automatically terminated and all Obligations shall automatically become due and payable.

        (b) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

        SECTION 11.3. Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

        SECTION 11.4. Consents. The Borrower acknowledges that certain transactions contemplated by this Agreement and the other Loan Documents and certain actions which may be taken by the Administrative Agent or the Lenders in the exercise of their respective rights under this Agreement and the other Loan Documents may require the consent of the FCC or another Governmental Authority. If counsel to the Borrower or Administrative Agent reasonably determines that the consent of the FCC or another Governmental Authority is required in connection with the execution, delivery and performance of any of the aforesaid documents or any documents delivered to the Administrative Agent or the Lenders in connection therewith or as a result of any action which may be taken pursuant thereto, then the Borrower, at its sole cost and expense, agrees to use its reasonable best efforts to secure such consent and to cooperate with the Administrative Agent and the Lenders in any action commenced by the Administrative Agent or Lender to secure such consent.

                                   ARTICLE XII
                            THE ADMINISTRATIVE AGENT

        SECTION 12.1. Appointment. Each of the Lenders hereby irrevocably designates and appoints First Union as the Administrative Agent of such Lender under this Agreement and the other Loan Documents and each such Lender irrevocably authorizes First Union as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent.

        SECTION 12.2. Delegation of Duties. The Administrative Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

        SECTION 12.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by such Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

        SECTION 12.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 13.10 hereof. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting,


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

under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

        SECTION 12.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

        SECTION 12.6. Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower and its Subsidiaries which may come into the possession of such Administrative Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

        SECTION 12.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses,


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damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement.

        SECTION 12.8 The Administrative Agent in Its Individual Capacity. The Administrative Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not an Administrative Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

        SECTION 12.9 Resignation of Administrative Agent; Successor Administrative Agents. Subject to the appointment and acceptance of a successor as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, and provided no Event of Default exists and is continuing, with the consent of the Borrower not to be unreasonable withheld, which successor shall have minimum capital and surplus of at least $500,000,000. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000 and, provided no Default or Event of Default then exists and is continuing, be consented to by the Borrower. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, as the case may be, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, as the case may be, the provisions of this Section 12.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. The Borrower shall not be required to reimburse the Administrative Agent or any successor Administrative Agent for expenses thereof arising solely as a result of any such resignation and appointment.


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

                                  ARTICLE XIII
                                  MISCELLANEOUS

        SECTION 13.1 Notices (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to any Administrative Agent as understood by such Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

        (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:           Northland Cable Properties Six Limited Partnership
                              c/o Northland Communication Corporation
                              1201 Third Avenue, Suite 3600
                              Seattle, Washington 98101
                              Attention:     Gary S. Jones and James A. Penney
                              Telephone No.: (206) 621-1351
                              Telecopy No.:  (206) 623-9015


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

If to First Union,            First Union National Bank
as Administrative Agent:      One First Union Center, DC-5
                              301 South College Street
                              Charlotte, North Carolina 28288-0735
                              Attention: James W. Wood
                              Telephone No.: (704) 374-3242
                              Telecopy No.: (704) 374-4092

        (c) Administrative Agent's Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

        SECTION 13.2 Expenses. The Borrower will pay all reasonable out-of-pocket expenses (a) of the Administrative Agent in connection with: (i) the preparation, execution and delivery of this Agreement and each of the other Loan Documents, whenever the same shall be executed and delivered, including all reasonable out-of-pocket due diligence expenses, appraiser's fees, search fees, title insurance premiums, recording fees, taxes and reasonable fees and disbursements of counsel for the Administrative Agent and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders relating to this Agreement or any of the other Loan Documents including reasonable fees and disbursements of counsel for the Administrative Agent, search fees, appraiser's fees, recording fees and taxes imposed in connection therewith; and (b) of the Administrative Agent and each Lender, upon occurrence and during the continuance of any Default or Event of Default, in connection with administering and enforcing their respective rights under the Loan Documents, including consulting with one or more Persons, including appraisers, accountants, engineers and attorneys, concerning or related to the nature, scope or value of any right or remedy of the Administrative Agent or any Lender hereunder or under any of the other Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the reasonable fees and disbursements of such Persons.

        SECTION 13.3 Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with
Section 13.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, excluding government securities required by Applicable Law to be held as security for worker's compensation and similar claims) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or
(b) the Administrative Agent shall


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

have declared any or all of the Obligations to be due and payable as permitted by Section 11.2 and although such Obligations shall be contingent or unmatured.

        SECTION 13.4 Governing Law. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

        SECTION 13.5 Consent to Jurisdiction. The Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in
Section 13.1. Nothing in this Section 13.5 shall affect the right of the Administrative Agent or Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

        SECTION 13.6  Waiver of Jury Trial; Binding Arbitration.

        (a) Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE ADMINISTRATIVE AGENT, LENDER AND THE BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

        (b) Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to the Notes or any other Loan Documents ("Disputes"), between or among parties to the Notes or any other Loan Document shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims concerning any aspect of the past, present or future relationships arising out or connected with the Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Charlotte, North Carolina. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of


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

limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. Notwithstanding the foregoing, this paragraph shall not apply to any Hedging Agreement which is a Loan Document.

        SECTION 13.7 Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

        SECTION 13.8 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

        SECTION 13.9 Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or any of its Subsidiaries to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Administrative Agent to the contrary agreed to by the Borrower, be performed in accordance with GAAP. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Administrative Agent and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.





        SECTION 13.10 Successors and Assigns; Participation.

        (a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.


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

        (b) Assignment by Lenders. Each Lender may, with the consent of the Administrative Agent and (as long as no Event of Default then exists) the Borrower, which consent of the Borrower shall not be unreasonably withheld, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Obligations at the time owing to it and the Notes held by
it); provided, that:

               (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement;

               (ii) if less than all of the assigning Lender's Commitment is to be assigned, the Commitment so assigned shall in an amount at least equal to $5,000,000 or an integral multiple of $ 1,000,000 in excess thereof,

               (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit F attached hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment;

               (iv) such assignment shall not, without the prior written consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state;

               (v) the assigning Lender shall pay to the Administrative Agent an assignment fee of $2,500 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof; and

               (vi) the Borrower shall not be required to incur any material expense or to reimburse the assignor or assignee under this Section 13.10(b) for expenses thereof in any such case arising solely as a result of such assignment, except for expenses incurred for the preparation of new Notes.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

        (c) Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

        (d) Register. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Obligations with respect to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or Lender at any reasonable time and from time to time upon reasonable prior notice.

        (e) Issuance of New Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit F:

               (i)    accept such Assignment and Acceptance;

               (ii)   record the information contained therein in the Register;

               (iii) give prompt notice thereof to the Lenders and the Borrower; and

               (iv) promptly deliver a copy of such Assignment and Acceptance to the Borrower.

Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Eligible Assignee in amounts equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and promptly returned to the Borrower.

        (f) Participation. Each Lender may, with the consent of the Administrative Agent, which consent shall not be unreasonably withheld, sell participation to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Notes held by it); provided that:

               (i) each such participation shall be in an amount not less than $5,000,000;

               (ii) such Lender's obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

               (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;


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

               (iv) such Lender shall remain the holder of the Notes held by it for all purposes of this Agreement;

               (v) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement;

               (vi) such Lender shall not permit such participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan, extend the term or increase the amount of the Commitment of such participant, reduce the amount of any fees to which such participant is entitled, extend any scheduled payment date for principal or, except as expressly contemplated hereby, release Collateral;

               (vii) any such disposition shall not, without the prior written consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission to apply to qualify the Loans or the Notes under the blue sky law of any state; and

               (viii) the Borrower shall not be required to incur any material expense or to reimburse the applicable Lender or participant under this
        Section 13.10(f) for expenses thereof in any such case arising solely as a result of closing such participation.

        (g) Disclosure of Information; Confidentiality. The Administrative Agent and the Lenders shall hold all non-public information obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information. Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this
Section 13.10, with (unless a Default or Event of Default has occurred and is continuing) prior approval of the Borrower, which approval shall not be unreasonably withheld, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrower or any of its Subsidiaries furnished to such Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with the Borrower or such Lender (which in the case of an agreement with only such Lender, the Borrower shall be recognized as a third party beneficiary thereof) to preserve the confidentiality of any confidential information relating to the Borrower received from such Lender.

        (h) Certain Pledges or Assignments. Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with Applicable Law.

        SECTION 13.11 Amendments, Waivers and Consents. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the

Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall (i) increase the amount or extend the time of the obligation of the Lenders to make Loans, (ii) extend the time for a mandatory payment of the principal of any Loan or the time or times of payment of interest on any Loan, (iii) reduce the rate of interest or fees payable on any Loan, (iv) permit any subordination of the principal or interest on any Loan, (v) release any material portion of the Collateral for any Obligation (other than as specifically permitted in this Agreement or the Security Documents) or (vi) amend the provisions of this Section 13.11 or the definition of Required Lenders, without the prior written consent of each Lender. In addition, no amendment, waiver or consent to the provisions of
Article XII shall be made without the written consent of the Administrative
Agent.

        SECTION 13.12 Performance of Borrower's Duties. The Borrower's obligations under this Agreement and each of the Loan Documents shall be performed by the Borrower at its sole cost and expense.

        SECTION 13.13 Indemnification. The Borrower agrees to reimburse the Administrative Agent and the Lenders for all reasonable costs and expenses, including all counsel, appraisal, or other expert or consultant fees and disbursements incurred, and to indemnify and hold the Administrative Agent and the Lenders harmless from and against all losses suffered by the Administrative Agent and the Lenders in connection with (a) the exercise by the Administrative Agent or the Lenders of any right or remedy granted to them under this Agreement or any of the other Loan Documents, (b) any claim, and the prosecution or defense thereof, arising out of or in any way connected with this Agreement or any of the other Loan Documents, and (c) the collection or enforcement of the Obligations or any of them; provided, that the Borrower shall not be obligated to reimburse the Administrative Agent or any Lender for costs and expenses, or indemnify the Administrative Agent or any Lender for any loss, resulting from the gross negligence or willful misconduct of such Administrative Agent or such Lender.

        SECTION 13.14 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or Lenders pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Commitments have not been terminated.

        SECTION 13.15 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect for one year after such termination and until such date shall protect the Administrative Agents and the Lenders against events arising after such termination as well as before.


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        SECTION 13.16 Titles and Captions. Titles and captions of Articles,
Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

        SECTION 13.17 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        SECTION 13.18 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

        SECTION 13.19 Term of Agreement. This Agreement shall remain in effect from the Effective Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full in cash. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

        SECTION 13.20 Adjustments. If any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of the Obligations, or if any Lender shall at any time receive any Collateral in respect to the Obligations (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and Collateral received by any other Lender, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loans, or shall provide such other Lenders with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

        SECTION 13.21 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII, IX or X hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX or X if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII, IX or X.

        SECTION 13.22 Recourse Loans. The Lenders shall have recourse to the General Partners, in accordance with Applicable Law, in order to satisfy any due but unsatisfied portion of the Obligations.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.


                                    Borrower:

                                    NORTHLAND CABLE PROPERTIES SIX LIMITED
                                    PARTNERSHIP

[CORPORATE SEAL]             By:    Its Managing General Partner,
                                    Northland Communications Corporation

                                          By:__________________________________
                                          Name:________________________________
                                          Title________________________________

                                    Administrative Agent and Lender:

                                    FIRST UNION NATIONAL BANK

                                    By:_________________________________________
                                         Name:__________________________________
                                         Title:_________________________________

                                    Arranger:

                                    FIRST UNION CAPITAL MARKETS, CORP.

                                    By:_________________________________________
                                         Name:__________________________________
                                         Title:_________________________________

                                    BANK OF MONTREAL, CHICAGO BRANCH


                                    By:_________________________________________
                                         Name:__________________________________
                                         Title:_________________________________

                                   Schedule 1


Lender                           Revolving                       Term
------                           Credit Commitment               Loan Commitment
                                 -----------------               ---------------
First Union National Bank        $4,848,484.85                   $15,151,515.15
One First Union Center
TW-10
301 South College Street
Charlotte, NC 28288-0735
Attn:  Syndication Agency
Services

Bank of Montreal, Chicago        $3,151,515.15                   $ 9,848,484.85
Branch
430 Park Avenue
New York, New York 10022
Attn:  Ms. Karen Klapper